Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-135867, 333-135867-01, 333-135867-11

CALCULATION OF REGISTRATION FEE

	Aggregate	Amount of
Class of securities offered	offering price	registration fee (1)
Trust Certificates	$38,750,000	$1,522.88
Medium-Term Notes, Series D	—	(2)
Index Warrants, Series W-A	—	(2)
Total	$38,750,000	$1,522.88

(1)	The filing fees are calculated in accordance with Rules 457(i) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(p) under the Securities Act, the $121,278.28 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Market Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $1,522.88 is offset against the registration fee due for this offering and of which $119,755.40 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

(2)	The Medium-Term Notes, Series D, and the Index Warrants, Series W-A, are issuable upon exchange of the Trust Certificates for no additional consideration.

TRUST CERTIFICATES PROSPECTUS
Medium-Term Notes, Series D, Pricing Supplement No. 2008 — MTNDD346, Dated October 24, 2008
Index Warrants, Series W-A, Pricing Supplement No. 2008 — WADD346, Dated October 24, 2008

Safety First Trust Series 2008-5

3,275,000 Principal-Protected Trust Certificates
Linked to the MSCI World® Index
Due December 20, 2013
     $10.00 per Certificate
Any Payments Due from Safety First Trust Series 2008-5
Guaranteed by Citigroup Funding Inc.
Any Payments Due from Citigroup Funding Inc.
Guaranteed by Citigroup Inc.

•	We will not make any periodic payments on the certificates.

•	The certificates will mature on December 20, 2013. You will receive at maturity for each certificate you hold an amount in cash equal to $10 plus a supplemental distribution amount, which may be positive or zero.

•	The supplemental distribution amount will be based on the percentage change of the MSCI World® Index during the term of the certificates.

•	If the ending value, the closing value of the MSCI World® Index on the third index business day before maturity (which we refer to as the valuation date), exceeds the starting value, the closing value of the MSCI World® Index on the date of this prospectus and pricing supplement (which we refer to as the pricing date), the supplemental distribution amount for each certificate will equal the product of (a) $10, (b) the percentage increase in the value of the MSCI World® Index and (c) the participation rate, which equals 90%.

•	If the ending value is less than or equal to the starting value, the supplemental distribution amount for each certificate will equal zero.

•	The certificates are preferred securities of Safety First Trust Series 2008-5 (which we refer to as the trust). The assets of the trust will consist of Citigroup Funding’s equity index participation securities and equity index warrants.

•	The equity index participation securities will mature on December 20, 2013. At maturity, each security will pay an amount equal to $10 plus a security return amount, which could be positive, zero or negative. If the ending value is greater than the starting value, the security return amount for each security will equal the product of (a) $10, (b) the percentage increase in the MSCI World® Index and (c) the participation rate, which equals 90%. If the ending value is less than or equal to the starting value, the security return amount for each security will equal the product of (a) $10 and (b) the percentage decrease in the MSCI World® Index. Because your participation in the depreciation of the MSCI World® Index is not limited by the participation rate, if the ending value is less than the starting value, you will participate fully in the depreciation of the MSCI World® Index.

•	The equity index warrants will be automatically exercised on December 20, 2013. If the ending value of the MSCI World® Index is greater than or equal to the starting value, the warrants will pay zero. If the ending value of the MSCI World® Index is less than the starting value, the warrants will pay a positive amount equal to the product of (a) $10 and (b) the percentage decrease in the value of the MSCI World® Index.

•	Exchange Right: You will have the right to exchange, at any time beginning on the date on which the certificates are issued and ending on the date that is one business day prior to the valuation date, each $10 principal amount of certificates you then hold for one equity index participation security with a $10 face amount and one equity index warrant with a $10 notional amount. The securities and warrants will be separately transferable by you after you exercise your exchange right. In order to exercise your exchange right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. If you choose to exercise your exchange right and hold only the securities or only the warrants, you will lose the benefit of principal protection at maturity.

•	Neither the certificates, the securities nor the warrants will be listed on any exchange.

Investing in the certificates, securities or warrants involves a number of risks. See “Risk Factors” beginning on page 10.

“MSCI” and “MSCI World®” are trademarks of Morgan Stanley Capital International (“MSCI”) and have been licensed for use for certain purposes by Citigroup Funding Inc. or one of its affiliates. None of the certificates, the equity index participation securities or the equity index warrants have been passed on by MSCI. None of the certificates, the equity index participation securities or the equity index warrants are sponsored, endorsed, sold or promoted by MSCI and neither makes any warranties or bears any liability with respect to any of the certificates, the equity index participation securities or the equity index warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the certificates, the securities or the warrants or determined that this prospectus and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per
	Certificate		Total

Public Offering Price	$10.000	*	$32,750,000
Underwriting Discount (to be paid by Citigroup Funding Inc.)	$0.325		$1,064,375
Proceeds to Safety First Trust Series 2008-5	$10.000		$32,750,000

*	$7.55 represents the purchase price of the equity index participation securities and $2.45 represents the purchase price of the equity index warrants.

Citigroup Global Markets Inc. expects to deliver the certificates to purchasers on or about October 29, 2008.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

October 24, 2008

SUMMARY INFORMATION — Q&A

This prospectus and pricing supplement, which we refer to as the offering document, constitutes a prospectus relating to the Principal-Protected Trust Certificates of Safety First Trust Series 2008-5, a medium-term note pricing supplement relating to the equity index participation securities of Citigroup Funding Inc. and an index warrant pricing supplement relating to the equity index warrants of Citigroup Funding Inc. Citigroup Funding Inc. and Citigroup Inc. have previously filed a registration statement (File Nos. 333-132370 & 333-132370-01) and prospectus supplements relating to the equity index participation securities and the equity index warrants.

The Certificates

What Is Safety First Trust Series 2008-5?

Safety First Trust Series 2008-5 is a Delaware statutory trust. Citigroup Funding will own all of the common securities of the trust.

The trust will not engage in any activities except:

•	issuing the certificates and the common securities, which we refer to as, collectively, the trust securities,

•	investing approximately 75.5% of the proceeds of the offering in equity index participation securities linked to the MSCI World® Index issued by Citigroup Funding, which we refer to as the securities,

•	investing approximately 24.5% of the proceeds of the offering in equity index warrants linked to the MSCI World® Index issued by Citigroup Funding, which we refer to as the warrants, and

•	activities incidental to the above.

The trust will not issue any securities except the trust securities, which are limited to 3,275,000 certificates and 100 common securities, each in denominations of $10.

The trust will be managed by trustees elected by Citigroup Funding, as the holder of the common securities. The holders of the certificates have no right to elect or remove trustees. Citigroup Funding will pay all costs, expenses, debts and liabilities of the trust, including fees and expenses related to the offering of the certificates, but not including payments under the certificates.

The address and telephone number of the trust are:

Safety First Trust Series 2008-5
c/o Citigroup Funding Inc.
399 Park Avenue
New York, New York 10043
(212) 559-1000

What Are the Certificates?

The certificates are preferred undivided interests in the trust. The certificates mature on December 20, 2013, but will be subject to acceleration to an earlier maturity date upon the occurrence of one of the acceleration events described below. If an acceleration event occurs or Citigroup Funding or Citigroup Inc. defaults on its guarantee, holders of the certificates will have a preference over holders of the common securities for payments.

The return on the certificates, if any, and the maturity payment are linked to the value of the MSCI World® Index during the period after the pricing date up to and including the valuation date. The certificates pay an amount at maturity that will depend on the amount by which (i) the ending value, the closing value of the MSCI World® Index on the valuation date, exceeds (ii) the starting value, the closing value of the MSCI World® Index on the pricing date, expressed as a percentage. If the ending value is less than or equal to the starting value, the payment you receive at maturity for each certificate you hold will equal $10, the amount of your original investment in the certificates. If the ending value is greater than the starting value, the payment you receive at maturity will be greater than the amount of your original investment in the certificates; however, as a result of the participation rate of 90%, the payment you receive at maturity will be less than the payment you would receive on an instrument directly linked to the MSCI World® Index.

You will have the right to exchange, at any time beginning on the date on which the certificates are issued and ending on the date that is one business day prior to the valuation date, each certificate for a pro rata portion of the assets of the trust, which consist of the securities and the warrants. In order to exercise your exchange right, you will need to follow the procedures described in “Description of the Certificates — Exchange Right” in this offering document. In order to exercise your exchange right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. If you choose to exercise your exchange right and hold only the securities or only the warrants, you will lose the benefit of principal protection at maturity.

Will I Receive Any Periodic Payments on the Certificates?

No. You will not receive any periodic payments of interest on the certificates or any other periodic payments on the certificates. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the MSCI World® Index.

What Will I Receive at Maturity of the Certificates?

The certificates will mature on December 20, 2013. At maturity, you will receive for each certificate you hold an amount in cash equal to the sum of $10 and a supplemental distribution amount, which may be positive or zero. The amount payable to you at maturity is dependent upon the closing value of the MSCI World® Index on the valuation date; provided, however, that the payment you receive at maturity will not be less than the amount of your original investment in the certificates. The trust will make the maturity payment with respect to each certificate out of the payments it receives from Citigroup Funding on the securities and the warrants. The ability of the trust to make the maturity payment is entirely dependent on the receipt by the trust of payments under the securities and the warrants. You should refer to the section “Description of the Certificates — Payment at Maturity” in this offering document.

How Will the Supplemental Distribution Amount Be Calculated?

The supplemental distribution amount will be based on the amount by which the ending value of the MSCI World® Index exceeds the starting value, expressed as a percentage, and on the participation rate. The supplemental distribution amount will equal the product of (a) $10, (b) the index return (defined below) and (c) the participation rate, which equals 90%. The supplemental distribution amount will not be less than zero.

The amount payable to you at maturity is dependent upon the performance of the MSCI World® Index during the period after the pricing date up to and including the valuation date. If the ending value of the MSCI World® Index is less than or equal to the starting value, the supplemental distribution amount will be zero and the payment at maturity will equal your original investment in the certificates. If the ending value of the MSCI World® Index is greater than the starting value, the supplemental distribution amount will be positive and the payment at maturity will be greater than your original investment in the certificates. However, as a result of the participation rate, the certificates will provide less opportunity for appreciation than an investment in an instrument directly linked to the MSCI World® Index. Although you will enjoy full principal protection if you hold either the certificates or both the securities and warrants at maturity, neither the securities nor the warrants are principal protected if held individually. Thus, if you choose to exercise your exchange right and hold only the securities or only the warrants, you will lose the benefit of principal protection at maturity and could receive substantially less than the amount of your original investment.

For more specific information about the “supplemental distribution amount” and the “index return,” and for information on the effect of a market disruption event on the determination of the supplemental distribution amount and the index return, please see “— How Is the Index Return Defined?” in this section and “Description of the Certificates — Supplemental Distribution Amount” in this offering document.

How Is the Index Return Defined?

The index return, which is presented in this offering document as a percentage, will equal the following fraction:
Ending Value – Starting Value
Starting Value

The starting value equals 871.64, which was the closing value of the MSCI World® Index on the pricing date.

The ending value will be the closing value of the MSCI World® Index on the valuation date.

The pricing date means the date of this offering document and the date on which the certificates were priced for initial sale to the public.

The valuation date will be the third index business day before the maturity date.

Are Payments on the Certificates Guaranteed?

The ability of the trust to make the maturity payment on the certificates is entirely dependent on the receipt by the trust of payments under the securities and the warrants, the sole assets of the trust. Citigroup Funding has fully and unconditionally guaranteed the trust’s payment obligations under the certificates so that, if for any reason the trust does not make payments to you on the certificates, then Citigroup Funding will make the payments directly to you to the extent that the trust has funds legally available. In addition, Citigroup Inc. has fully and unconditionally guaranteed all payments by Citigroup Funding to the same extent and in the same manner as Citigroup Funding has guaranteed the trust’s obligations under the certificates. We refer to Citigroup Funding’s and Citigroup Inc.’s guarantees under the certificates as the certificate guarantee. You should refer to the section “Description of the Certificate Guarantee” in this offering document for more information about the certificate guarantee.

Citigroup Inc. has also fully and unconditionally guaranteed Citigroup Funding’s payment obligations under each of the securities and the warrants. However, your investment in the securities and the warrants will be principal protected only if you exercise your exchange right and hold the securities and the warrants together until maturity.

Where Can I Find Examples of Hypothetical Maturity Payments?

For a table setting forth hypothetical maturity payments, see “Description of the Certificates — Maturity Payment — Hypothetical Examples” in this offering document.

What Will I Receive if I Exercise My Exchange Right?

If you exercise your exchange right, you will receive a pro rata portion of the assets of the trust, which consist of the securities and the warrants. As a result, you will receive for each $10 principal amount of certificates you then hold one security with a $10 face amount and one warrant with a $10 notional amount. If you hold the securities and warrants together until maturity, you will receive the same maturity payment you would have received under the certificates. However, if you choose to exercise your exchange right and hold only the securities or only the warrants, you will lose the benefit of principal protection at maturity. In this case, the payment you receive at maturity may be different from the maturity payment on the certificates and could be substantially less than the amount of your original investment in the certificates. In order to exercise your exchange right, you will need to follow the procedures described in “Description of the Certificates — Exchange Right” in this offering document.

What Happens if I Exercise My Exchange Right?

If you exercise your exchange right and hold only the securities or only the warrants, you will lose the benefit of principal protection at maturity and your investment will be subject to additional risks. For more information on these additional risks, you should refer to “Risk Factors — Risks Relating to the Securities” and “— Risks Relating to the Warrants.” In order to exercise your exchange right, your account must be approved for options trading. You should consult with your financial advisor to determine whether your account would meet the options trading requirements.

If you do not exercise your exchange right, any gain that you recognize at maturity or on other disposition of the certificates will be short-term capital gain. You cannot recognize long-term capital gain from your investment in the certificates unless you exercise your exchange right, then dispose of either the securities or the warrants, and then hold the remaining instrument for more than one year after that disposition. For example, if the value of the MSCI World® Index increases, you will recognize long-term capital gain only if you exercise your exchange right, dispose of the warrants, and hold the securities for more than one year after disposing of the warrants. As discussed above, however, if you choose to exercise your exchange right and hold only the securities or only the warrants, you will lose the benefit of principal protection at maturity.

What Happens if an Acceleration Event Occurs?

If one of the acceleration events described below occurs, the trust will be liquidated. You will receive for each certificate the accelerated maturity payment. The accelerated maturity payment per certificate will be calculated in the same manner as the maturity payment and as though the date on which the acceleration event occurred were the maturity date.

You will receive payment before holders of the common securities if an acceleration event occurs or Citigroup Funding or Citigroup Inc. defaults on any of its obligations under its guarantee.

Any of the following will constitute an acceleration event:

•	the occurrence of certain adverse tax consequences to the trust,

•	the classification of the trust as an “investment company” under the Investment Company Act of 1940, or

•	the initiation of bankruptcy proceedings regarding Citigroup Funding or Citigroup Inc.

What Are My Voting Rights?

You will have limited voting rights with respect to the trust and will not be entitled to vote to appoint, remove or replace, or increase or decrease the number of, the trustees. These voting rights will be held exclusively by Citigroup Funding, as the holder of the common securities. You will, however, have the right to direct U.S. Bank National Association, as institutional trustee of the trust and as holder of the securities and the warrants, to exercise its rights as trustee, including exercising its rights in respect of the securities and the warrants.

You will have no voting rights and no ownership interest in any stocks included in the MSCI World® Index.

What Is the MSCI World® Index and What Does It Measure?

Unless otherwise stated, all information on the MSCI World® Index provided in this offering document is derived from Morgan Stanley Capital International, which we refer to as MSCI, or other publicly available sources. The MSCI World® Index is published by MSCI. The MSCI World® Index is a free float-adjusted market capitalization weighted stock index that is designed to measure the equity market performance of developed markets. As of October 3, 2008, the MSCI World® Index consisted of the following 23 developed market country indices: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.

Please note that an investment in the certificates does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the MSCI World® Index.

How Has the MSCI World® Index Performed Historically?

We have provided a table showing the closing values of the MSCI World® Index on the last index business day of each month from January 2003 to September 2008 and a graph showing the closing values of the MSCI World® Index on each index business day from January 2, 2003 to October 24, 2008. You can find the table and the graph in the section “Description of the MSCI World® Index — Historical Data on the MSCI World® Index” in this offering document. We have provided this historical information to help you evaluate the behavior of the MSCI

World® Index in recent years. However, past performance is not indicative of how the MSCI World® Index will perform in the future. You should also refer to the section “Risk Factors — The Historical Performance of the MSCI World® Index Is Not an Indication of the Future Performance of the MSCI World® Index” in this offering document.

What Are the Tax Consequences of Investing in the Certificates?

For U.S. federal income tax purposes, the trust will be treated as a grantor trust. Accordingly, you will be treated as owning a pro rata portion of the assets of the trust and receiving income received by the trust in the manner set forth below.

For U.S. federal income tax purposes, you and the trust agree to treat (i) the security and the warrant as two separate financial instruments; (ii) each security as a cash-settled variable prepaid forward contract with respect to the MSCI World® Index under which at the time of issuance of the certificates, you pay Citigroup Funding, with respect to the security, the issue price in consideration for Citigroup Funding’s obligation to deliver to you at maturity of the security a cash amount equal to $10 plus a security return amount (which may be positive, zero, or negative) based upon the performance of the MSCI World® Index, in full satisfaction of its obligation under such forward contract; and (iii) each warrant as a cash-settled put option with respect to the MSCI World® Index under which at the time of issuance of the certificates, with respect to the warrant, you pay Citigroup Funding the option premium in consideration for the right to sell to Citigroup Funding at expiration of the warrant, for a cash amount equal to $10, a notional position in the MSCI World® Index with an initial value of $10.

Under this characterization, if you are a U.S. taxable investor, your tax treatment may differ significantly depending on whether you hold the certificates or a security and a warrant separately. If you hold the certificates, you generally will recognize short-term capital gain (if any) on maturity or disposition of the certificates equal to the difference between the amount realized and your adjusted tax basis in the certificates. If you exchange your certificates for securities and warrants and dispose of one but not the other, you will have long-term capital gain or loss at maturity or on disposition of the securities or the warrants if you have held only the securities or only the warrants, as the case may be, for more than one year after the disposition of the other instrument. You should be aware, however, that if you hold only the securities or only the warrants, you will lose the benefit of principal protection at maturity. Under the straddle rules, if the “identified straddle” election applies, losses realized on the disposition of the securities or the warrants, as the case may be, may be required to be capitalized into the basis of any warrants or securities, as applicable, that you retain.

No statutory, judicial or administrative authority addresses the characterization of the certificates or instruments similar to the certificates for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the certificates are not certain. Due to the absence of authority as to the proper characterization of the certificates, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. Alternative treatment of the certificates could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis and to treat any gain as ordinary income. Finally, the IRS and U.S. Treasury Department have requested public comments on a comprehensive set of tax policy issues (including timing and character) related to financial instruments similar to the certificates and the securities. In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, could require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the securities and may include financial instruments similar to the certificates) acquired after the date of the legislation’s enactment. You should refer to the section “Certain United States Federal Income Tax Considerations” in this offering document for more information.

Will the Certificates Be Listed on a Stock Exchange?

The certificates will not be listed on any exchange. There is currently no secondary market for the certificates. Citigroup Global Markets currently intends, but is not obligated, to make a market in the certificates. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the certificates.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Citigroup Funding’s and Citigroup Inc.’s affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the certificates and is expected to receive compensation for activities and services provided in connection with the offering. Citigroup Global Markets will receive an underwriting discount of $0.325 from Citigroup Funding for each $10.000 certificate sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets $0.300 from this underwriting discount for each certificate they sell. Citigroup Global Markets will pay Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.300 from this underwriting discount for each certificate they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the certificates declines. You should refer to “Risk Factors — Risks Generally Relating to the Certificates, Securities and Warrants — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” and “Underwriting” in this offering document for more information.

After the initial offering, Citigroup Global Markets and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell certificates to create a secondary market for holders of the certificates, and may engage in other activities described below in the section “Underwriting.” However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue them once it has started. Citigroup Global Markets will also act as calculation agent for the certificates. Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the certificates. You should refer to “Risk Factors — Risks Generally Relating to the Certificates, Securities and Warrants — Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup Inc. Is the Calculation Agent, Which Could Result in a Conflict of Interest” in this offering document for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

Citigroup Funding expects to hedge its obligations under the securities and warrants held by the trust through it or one or more of its affiliates. This hedging activity likely will involve trading in one or more of the stocks included in the MSCI World® Index or in other instruments, such as options, swaps or futures, based upon the MSCI World® Index or the stocks included in the MSCI World® Index. This hedging activity could affect the value of the MSCI World® Index, the securities and the warrants and therefore the market value of the certificates. The costs of maintaining or adjusting this hedging activity could also affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your certificates in the secondary market. Moreover, this hedging activity may result in Citigroup Funding or its affiliates receiving a profit, even if the market value of the certificates declines. You should refer to “Risk Factors — Risks Generally Relating to the Certificates, Securities and Warrants — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “— The Price at Which You Will Be Able to Sell Your Certificates Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” and “Use of Proceeds and Hedging” in this offering document.

Does ERISA Impose Any Limitations on Purchases of the Certificates?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the certificates, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the certificates or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the certificates or (B) its acquisition and holding of the certificates is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the certificates if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the certificates by the account, plan or annuity. Please refer to the section “ERISA Matters” in this offering document for further information.

Are There Any Risks Associated With My Investment?

Yes. The certificates are subject to a number of risks. Please refer to the section “Risk Factors” in this offering document.

The Securities and the Warrants

The sole assets of the trust are expected to be equity index participation securities and equity index warrants, both linked to the MSCI World® Index. The trust will purchase all of the securities and the warrants from Citigroup Funding on the date the certificates are issued. Payments received under the securities and the warrants will fund the payment obligations under the certificates at maturity. Any payments due on each of the securities and the warrants are fully and unconditionally guaranteed by Citigroup Inc., which guarantees will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

What Are the Equity Index Participation Securities?

The equity index participation securities linked to the MSCI World® Index, or the securities, are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc. The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The securities mature on December 20, 2013, the date on which the certificates would have matured had you not exercised your exchange right, which we refer to as the maturity of the certificates. The securities will be issued under an indenture among Citigroup Funding, Citigroup Inc. and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee.

Each security will have a face amount of $10 and initially will be issued by Citigroup Funding at a price of $7.55. At maturity, each security will pay a security payment equal to the sum of $10 and a security return amount, which could be positive, zero or negative. The security return amount will be calculated as follows:

•	If the index return is positive, the security return amount will equal the product of (a) $10, (b) the index return and (c) the participation rate, which equals 90%.

•	If the index return is zero or negative, the security return amount will equal the product of (a) $10 and (b) the index return. Because your participation in the depreciation of the MSCI World® Index is not limited by the participation rate, if the ending value is less than the starting value, you will participate fully in the depreciation of the MSCI World® Index. As a result, if you choose to exercise your exchange right, dispose of the warrants and hold only the securities, you will lose the benefit of principal protection at maturity and the amount you receive at maturity could be less than $10.

The security return amount will be used only for the purpose of determining the security payment and is different from the supplemental distribution amount used in determining the maturity payment on the certificates.

For more specific information about the “security return amount” and the “index return,” and for information on the effect of a market disruption event on the determination of the security return amount and the index return, please see “Description of the Equity Index Participation Securities — Security Return Amount” and the definitions of index return and market disruption event in “Description of the Certificates — Supplemental Distribution Amount” in this offering document.

What Are the Equity Index Warrants?

The equity index warrants linked to the MSCI World® Index, or the warrants, are a series of index warrants issued by Citigroup Funding. Any payments due on the warrants are fully and unconditionally guaranteed by Citigroup Inc. The warrants will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the warrants will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The warrants will be issued under a warrant agreement among Citigroup Funding, Citigroup Inc. and U.S. Bank National Association, as warrant agent.

Each warrant will have a notional amount of $10 and will be initially issued by Citigroup Funding at a price of $2.45. The warrants will be automatically exercised on December 20, 2013, and are not exercisable prior to that time. Upon exercise, each warrant will pay a warrant payment equal to the product of (a) $10 and (b) the warrant index return, provided that the warrant payment will not be less than zero. As a result, if you choose to exercise your exchange right, dispose of the securities and hold only the warrants, you will lose the benefit of principal protection at maturity.

The warrant index return, which is presented in this offering document as a percentage, will equal the following fraction:
Starting Value – Ending Value
Starting Value

The warrant index return will be used only for the purpose of determining the warrant payment and is different from the index return used in determining the maturity payment on the certificates and the security payment.

For more specific information about the “starting value” and the “ending value,” and for information about the effect of a market disruption event on the determination of the index return, please see “Description of the Equity Index Warrants — Payment Upon Exercise of the Warrants” and the definition of market disruption event in “Description of the Certificates — Supplemental Distribution Amount” in this offering document.

Will the Securities or the Warrants Be Listed on a Stock Exchange?

Neither the securities nor the warrants will be listed on any exchange. There is currently no secondary market for the securities or the warrants. Citigroup Global Markets currently intends, but is not obligated, to make a market in the securities or the warrants. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the securities or the warrants.

If I Exercise My Exchange Rights, Will I Receive Any Periodic Payments on the Securities or the Warrants?

You will not receive any periodic payments of interest or any other periodic payments on the securities or the warrants. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the MSCI World® Index.

RISK FACTORS

Because the terms of the certificates, the securities and the warrants differ from those of conventional debt securities in that the payment at maturity of the certificates and the securities, and upon exercise of the warrants, will be based on the closing value of the MSCI World® Index on the third index business day before the maturity date, an investment in the certificates, the securities and the warrants entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of the MSCI World® Index and other events that are difficult to predict and beyond our control.

Risks Relating to the Certificates

If you choose to exercise your exchange right and hold only the securities or only the warrants until maturity, you will be subject to separate risks applicable to the securities or the warrants, as the case may be. You should refer to “— Risks Relating to the Securities” and “— Risks Relating to the Warrants” for a discussion of risks applicable to each of the securities and the warrants. You should also refer to “— Risks Generally Relating to the Certificates, Securities and Warrants” for a discussion of additional risks generally applicable to the certificates, the securities and the warrants.

The Appreciation of Your Investment in the Certificates Will Be Limited and May Be Zero

The amount of the maturity payment will depend on the ending value, which will be the closing value of the MSCI World® Index on the valuation date. If the ending value is greater than the starting value, your participation in the appreciation of the MSCI World® Index will be limited by the participation rate, which equals 90%. In addition, if the ending value is equal to or less than the starting value, the payment you receive at maturity will be limited to the amount of your initial investment in the certificates, even if the closing value of the MSCI World® Index is greater than the starting value at one or more times during the term of the certificates or if the closing value of the MSCI World® Index at maturity exceeds the starting value, but the closing value of the MSCI World® Index on the valuation date is equal to or less than the starting value. Because of the possibility of limited or zero appreciation of your initial investment, the certificates may provide less opportunity for appreciation than an investment in a similar security that would allow you to participate fully in the appreciation of the MSCI World® Index or in some or all of the stocks included in the MSCI World® Index.

You Will Not Receive Any Periodic Payments on the Certificates

You will not receive any periodic payments of interest or any other periodic payments on the certificates. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the MSCI World® Index.

The Yield on the Certificates May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The certificates do not pay any interest. As a result, if the index return is less than approximately 37.77%, the yield on the certificates will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

Your Return on the Certificates Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the MSCI World® Index

Your return on the certificates will not reflect the return you would realize if you actually owned the stocks included in the MSCI World® Index. The value of the MSCI World® Index is calculated by reference to the prices of the stocks included in the index without taking into consideration the value of any dividends paid on those stocks. As a result, the return on the certificates may be less than the return you could have realized if the dividends paid on those stocks were included in the calculation of the MSCI World® Index. In addition, your participation in the appreciation of the MSCI World® Index will be limited by the participation rate, which equals 90%.

You Will Have Limited Voting Rights with Respect to the Trust and the Trustees

You will have limited voting rights with respect to the trust and will not be entitled to vote to appoint, remove or replace, or increase or decrease the number of, the trustees. These voting rights will be held exclusively by Citigroup Funding, as the holder of the common securities of the trust. You should refer to the section “Description of the Certificates — Voting Rights” in this offering document.

The Certificates Will Not Be Listed on Any Exchange; You May Not Be Able To Sell Your Certificates if an Active Trading Market Does Not Develop

The certificates will not be listed on any exchange. There is currently no secondary market for the certificates. Citigroup Global Markets currently intends, but is not obligated, to make a market in the certificates. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the certificates. If the secondary market for the certificates is limited, there may be few buyers should you choose to sell your certificates prior to maturity and this may reduce the price you receive.

The United States Federal Income Tax Consequences of the Certificates Are Uncertain

No statutory, judicial or administrative authority addresses the characterization of the certificates or instruments similar to the certificates for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the certificates are not certain. No ruling is being requested from the Internal Revenue Service with respect to the certificates and the Internal Revenue Service may not agree with the treatment described under “Certain United States Federal Income Tax Considerations” in this offering document. Alternative treatments of the certificates could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis and to treat any gain as ordinary income. The tax rules applicable to the certificates are complex and several aspects of tax treatment of the certificates may be affected by the “identified straddle” election that may apply. You should consult your own tax advisors in determining the tax consequences to you of purchasing, owning and disposing of the certificates, securities and warrants, including the application in your particular circumstances of the tax considerations discussed in the section “Certain United States Federal Income Tax Considerations” in this offering document, as well as the application of state, local or other tax laws, the applicability of and advisability of making the “identified straddle” election and possible effects of changes in federal or other tax laws.

The Trading Price of the Certificates May Be Less Than You Would Otherwise Expect Because the Maturity of the Certificates Can Be Accelerated

If an acceleration event occurs, the maturity of the certificates will be accelerated and you will receive with respect to each certificate the accelerated maturity payment. Because the amount that would be payable on the accelerated maturity date is uncertain, since it would depend on when an acceleration event occurs, the market value of the certificates may be less than what you would otherwise expect based on the value of the MSCI World® Index and the level of interest rates at a particular time.

The Payments You Receive on the Certificates Likely Will Be Delayed or Reduced in the Event of a Bankruptcy of Citigroup Funding or Citigroup Inc.

Although the certificates are securities of the trust, the ability of the trust to make payments under the certificates depends upon its receipt from Citigroup Funding of the maturity payments or accelerated maturity payments under the securities and the warrants. The ability of the trust to meet its obligations under the certificates therefore depends on the ability of Citigroup Funding to meet its obligations under the securities and the warrants, which, in turn, depends on the solvency and creditworthiness of Citigroup Funding. Although Citigroup Inc. has provided a full and unconditional guarantee of Citigroup Funding’s payment obligations under each of the securities and the warrants and, in the event of a bankruptcy of Citigroup Funding, would be required to make any payments due from Citigroup Funding under the securities or the warrants, there can be no assurance of Citigroup Inc.’s continued solvency. As such, in the event of a bankruptcy of Citigroup Funding or Citigroup Inc., any recovery by the holders of certificates likely will be substantially delayed and may be less than each holder’s pro rata portion of the securities and the warrants.

Risks Relating to the Securities

If you choose to exercise your exchange right, dispose of the warrants and hold only the securities, your investment in the securities may entail the specific risks discussed below. You should also refer to “— Risks Generally Relating to the Certificates, Securities and Warrants” for a discussion of additional risks that generally may be applicable to the certificates, securities and warrants. In order to exercise your exchange right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your account would meet the options trading requirements.

Your Investment in the Securities May Result in a Loss if the Value of the MSCI World® Index Declines

The amount payable at maturity of the securities will depend on the closing value of the MSCI World® Index on the third index business day before maturity of the certificates. As a result, the amount of your security payment may be less than the initial issue price of the securities. If the ending value of the MSCI World® Index declines by approximately 24.5% or more from the starting value, the security payment will be less than $7.55 , the initial issue price of each security, and could be zero, in which case your investment in the securities will result in a loss. This will be true even if the value of the MSCI World® Index at any point during the term of the securities exceeds the starting value of the MSCI World® Index.

The Appreciation of Your Investment in the Securities Will Be Limited

If the ending value of the MSCI World® Index is greater than the starting value, your participation in the appreciation of the MSCI World® Index will be limited by the participation rate, which equals 90%. Because of the participation rate, the securities may provide less opportunity for appreciation than an investment in a similar security that would permit you to participate fully in the appreciation of the MSCI World® Index or in some or all of the stocks included in the MSCI World® Index.

You Will Participate Fully in Any Depreciation in the Value of the MSCI World® Index

If the ending value is greater than the starting value, your participation in the appreciation of the MSCI World® Index will be limited by the participation rate, which equals 90%. However, because your participation in the depreciation of the MSCI World® Index is not limited by the participation rate, if the ending value is less than the starting value, you will participate fully in the depreciation of the MSCI World® Index.

The Yield on the Securities May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The securities do not pay any interest. As a result, if the index return is less than approximately 1.30%, the yield on the securities will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

You Will Not Receive Any Periodic Payments on the Securities

You will not receive any periodic payments of interest or any other periodic payments on the securities. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the MSCI World® Index.

Your Return on the Securities Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the MSCI World® Index

Your return on the securities will not reflect the return you would realize if you actually owned the stocks included in the MSCI World® Index. MSCI calculates the MSCI World® Index by reference to the prices of the stocks included in the MSCI World® Index without taking into consideration the value of any dividends paid on those stocks. As a result, the return on the securities may be less than the return you could have realized if the dividends paid on those stocks were included in the calculation of the MSCI World® Index. In addition, as described above, your participation in the appreciation of the MSCI World® Index will be limited by the participation rate, which equals 90%.

The Securities Will Not Be Listed on Any Exchange; You May Not Be Able To Sell Your Securities if an Active Trading Market Does Not Develop

The securities will not be listed on any exchange. There is currently no secondary market for the securities. Citigroup Global Markets currently intends, but is not obligated, to make a market in the securities. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the securities. If the secondary market for the securities is limited, there may be few buyers should you choose to sell your securities prior to maturity and this may reduce the price you receive.

Risks Relating to the Warrants

If you choose to exercise your exchange right, dispose of the securities and hold only the warrants, your investment in the warrants may entail the specific risks discussed below. You should also refer to “— Risks Generally Relating to the Certificates, Securities and Warrants” for a discussion of additional risks that generally may be applicable to the certificates, securities and warrants. In order to exercise your exchange right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your account would meet the options trading requirements.

The Warrants Will Expire Worthless Unless the Value of the MSCI World® Index Declines

The amount payable upon exercise of the warrants will depend on the closing value of the MSCI World® Index on the third index business day before maturity of the certificates. If the ending value of the MSCI World® Index is greater than or equal to the starting value, the warrant payment will be zero. If the ending value of the MSCI World® Index does not decrease by approximately 24.5% or more from the starting value, the warrant payment will be less than $2.45 , the initial issue price of each warrant, in which case your investment in the warrants will result in a loss. This will be true even if the value of the MSCI World® Index at any point during the term of the warrants declines by approximately 24.5% or more from the starting value of the MSCI World® Index.

The Warrants Are a Risky Investment and Are Not Suitable for All Investors

If you choose to exercise your exchange right, dispose of the securities and hold only the warrants, the warrants will be a risky investment and will not be suitable for all investors. Equity index warrants may change substantially in value, or lose all of their value, with relatively small movements in the value of the MSCI World® Index. Accordingly, equity index warrants, such as the warrants offered by this offering document, involve a high degree of risk and are not appropriate for every investor. Investors who are considering investing in the warrants, or exchanging their certificates for warrants, must be able to understand and bear the risk of a speculative investment in the warrants, be experienced with respect to options and option transactions and understand the risks of transactions in equity-indexed instruments. Investors should reach an investment decision only after careful consideration, with their advisors, of the suitability of the warrants in light of their particular financial circumstances and the information set forth in this offering document.

You May Not Exercise the Warrants Until They Are Automatically Exercised

The warrants will be automatically exercised on the maturity of the certificates and are not exercisable prior to that date. Thus, even if the value of the MSCI World® Index declines significantly from the starting value at any point during the term of the warrants, you will not be able to exercise your warrants at that point. Accordingly, the return on your investment in the warrants will depend solely on the closing value of the MSCI World® Index on the third index business day before maturity of the certificates.

You Will Not Receive Any Periodic Payments on the Warrants

You will not receive any periodic payments of interest or any other periodic payments on the warrants. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the MSCI World® Index.

The Warrants Will Not Be Listed on Any Exchange; You May Not Be Able To Sell Your Warrants if an Active Trading Market Does Not Develop

The warrants will not be listed on any exchange. There is currently no secondary market for the warrants. Citigroup Global Markets currently intends, but is not obligated, to make a market in the warrants. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the warrants. If the secondary market for the warrants is limited, there may be few buyers should you choose to sell your warrants prior to maturity and this may reduce the price you receive.

The Price of the Warrants May Exceed That of Similar Options

The initial issue price of the warrants may be in excess of the price that a commercial purchaser of options on the MSCI World® Index or on the underlying stocks might pay for a comparable option in a private transaction.

Risks Generally Relating to the Certificates, Securities and Warrants

The Historical Performance of the MSCI World® Index Is Not an Indication of the Future Performance of the MSCI World® Index

The historical performance of the MSCI World® Index, which is included in this offering document, should not be taken as an indication of the future performance of the MSCI World® Index during the term of the certificates, securities and warrants. Changes in the value of the MSCI World® Index will affect the trading price of the certificates, securities and warrants, but it is impossible to predict whether the value of the index will fall or rise.

The Price at Which You Will Be Able To Sell Your Certificates, Securities and Warrants Prior to Maturity Will Depend on a Number of Factors and May be Substantially Less Than the Amount You Originally Invest

We believe that the value of your certificates, securities and warrants in the secondary market will be affected by the supply of and demand for each of them, the value of the MSCI World® Index and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the certificates, securities and warrants of a change in a specific factor, assuming all other conditions remain constant.

Value of the MSCI World® Index.  We expect that the market value of the certificates, securities and warrants will depend substantially on the relationship between the starting value of the MSCI World® Index and the future value of the MSCI World® Index. However, changes in the value of the MSCI World® Index may not always be reflected, in full or in part, in the market value of the certificates, securities and warrants. For example, if you choose to sell your certificates or securities when the value of the MSCI World® Index exceeds its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value because of expectations that the value of the MSCI World® Index will continue to fluctuate between that time and the time when the ending value of the MSCI World® Index is determined. Similarly, if you choose to sell your warrants when the value of the MSCI World® Index is less than its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value because of expectations that the value of the MSCI World® Index will continue to fluctuate between that time and the time when the ending value of the MSCI World® Index is determined.

In addition, if you choose to sell your certificates when the value of the MSCI World® Index is below its starting value, you may receive less than the amount you originally invested in the certificates. Similarly, if you choose to sell your securities when the value of the MSCI World® Index is below its starting value, you may receive less than the amount you originally invested in the securities. On the other hand, if you choose to sell your warrants when the value of the MSCI World® Index exceeds its starting value, you may receive less than the amount you originally invested in the warrants.

Trading prices of the stocks included in the MSCI World® Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or of a particular underlying stock. Citigroup Funding’s hedging activities in the stocks included in the MSCI World® Index, the issuance of securities similar to the certificates, securities and warrants and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the stocks included in the MSCI World® Index and the value of the MSCI World® Index.

Volatility of the MSCI World® Index.  Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the MSCI World® Index changes during the term of the certificates, securities and warrants, the market value of the certificates, securities and warrants may decrease.

Events Involving the Companies Included in the MSCI World® Index.  General economic conditions and earnings results of the companies whose stocks are included in the MSCI World® Index and real or anticipated changes in those conditions or results may affect the market value of the certificates, securities and warrants. In addition, if the dividend yields on these stocks increase, we expect that the market value of the certificates and securities may decrease because the MSCI World® Index does not incorporate the value of dividend payments. Conversely, if dividend yields on these stocks decrease, we expect that the market value of the certificates and securities may increase. On the other hand, we expect that the market value of the warrants may increase if dividend yields on these stocks increase, and decrease if dividend yields on these stocks decrease.

Interest Rates.  We expect that the market value of the certificates, securities and warrants will be affected by changes in U.S. interest rates. If U.S. interest rates change during the term of the certificates, securities and warrants, the market value of the certificates, securities and warrants may decrease.

Time Premium or Discount.  As a result of a “time premium” or “discount,” the certificates, securities and warrants may trade at a value above or below that which would be expected based on the level of interest rates and the value of the MSCI World® Index the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the value of the MSCI World® Index during the period prior to the maturity of the certificates, securities and warrants. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the certificates, securities and warrants.

Hedging Activities.  Hedging activities related to the certificates, securities and warrants by one or more of our affiliates will likely involve trading in one or more of the stocks included in the MSCI World® Index or in other instruments, such as options, swaps or futures, based upon the MSCI World® Index. This hedging activity could affect the value of the MSCI World® Index and therefore the market value of the certificates, securities and warrants. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the certificates, securities and warrants declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your certificates, securities and warrants in the secondary market.

Credit Ratings, Financial Condition and Results.  Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition or results of Citigroup Inc. may affect the market value of the certificates, securities and warrants. The securities and warrants are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities and warrants.

Tracking Error.  Most of the equity markets of the 23 countries tracked by the MSCI World Index are located outside the United States and many outside of North America and, therefore, open for trading in different time zones around the world. Significant price and currency exchange rate movements may take place in the underlying foreign exchange markets during hours when the Certificates are not traded and those movements may be reflected in the market value of the Certificates when trading hours for the Certificates commence.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the certificates, securities and warrants attributable to another factor.

A Gain on the Certificates Will Be Treated as Short-Term Capital Gain and Any Losses May Be Required to Be Capitalized or Deferred Under the Straddle Rules

Under the treatment of the assets of the trust that you and the trust will agree to, if you are a U.S. taxable investor, any gain with respect to the certificates (such as at maturity or on disposition) will be treated as short-term capital gain, unless you take the steps described below. You will have long-term capital gain or loss at maturity or on disposition of the securities if you have exchanged your certificates for the securities and warrants, disposed of the warrants, and have held the securities for more than one year after the disposition of the warrants. Similarly, you will have long-term capital gain or loss at maturity or on disposition of the warrants if you have exchanged your certificates for the securities and warrants, disposed of the securities, and have held the warrants for more than one year after the disposition of the securities. However, if you exchange your certificates for the securities and the warrants and dispose of one instrument, but not the other, any loss on such disposition may not be deductible currently. If the “identified straddle” election applies with respect to the securities and the warrants, you will be required to add such loss to your basis in the securities. If the identified straddle election does not apply, such loss may be deferred and may not become deductible until you sell or otherwise dispose of all of your securities. The trust will identify each security and each warrant as positions comprising a separate identified straddle on behalf of all holders of the certificates. It is unclear, however, whether the identified straddle election made by the trust on behalf of a holder will be effective. You are urged to make a separate identified straddle election by complying with the identification requirements described in the section “Certain United States Federal Income Tax Considerations” in this offering document.

The Value of the MSCI World Index is Subject to Currency Exchange Rate Risk

Because the value of the MSCI World Index is denominated and calculated in U.S. dollars and the value of many of the stocks comprising the MSCI World Index are denominated and calculated in a currency other than U.S. dollars, the value of the MSCI World Index will be exposed to currency exchange risk. Your net exposure to this risk will depend on the extent to which these foreign currencies strengthen or weaken against the U.S. dollar and the relative weight of each stock then-comprising the MSCI World Index. If, taking into account such weighting, the U.S. dollar strengthens against these other currencies, the value of the MSCI World Index will be adversely affected and the value of the Certificates and Securities will decline.

The Value of the MSCI World Index is Subject to Tracking Error

Most of the equity markets of the 23 countries tracked by the MSCI World Index are located outside the United States and many outside of North America and, therefore, open for trading in different time zones around the world. Significant price and currency exchange rate movements may take place in the underlying foreign exchange markets during hours when the Certificates are not traded and those movements may be reflected in the market value of the Certificates when trading hours for the Certificates commence.

Foreign Jurisdictions

Most of the stocks included in the MSCI World Index are listed on foreign stock exchanges. You should be aware that investments in securities, such as the Certificates, Securities and Warrants, that are partially indexed to the value of foreign equity securities involve certain risks, any of which can affect the value of these securities and the value of the MSCI World Index and the Certificates, Securities and Warrants.

The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets; cross-shareholdings in foreign companies on such markets may affect prices and volume of trading on those markets; there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, certain of the exchanges on which the stocks included in the MSCI World Index are traded may have adopted certain measures intended to prevent extreme fluctuations in individual stock prices. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. You should also be aware that certain of the exchanges in the underlying jurisdictions might suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the MSCI World Index may be limited by price limitations on, suspensions of trading of, individual stocks included in the MSCI World Index, which may, in turn, adversely affect the value of the Certificates or Securities or result in the occurrence of a market disruption event.

Prices of the stocks included in the MSCI World Index are subject to political, economic, financial, exchange rate and social factors that apply in each issuer’s country as well as in other constituent countries in which such issuer does business (or in which its principal trading partners do business). These factors (including the possibility that recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Market Value of the Certificates, Securities and Warrants May Be Affected by Purchases and Sales of the Stocks Included in the MSCI World® Index or Related Derivative Instruments by Affiliates of Citigroup Funding

Citigroup Funding’s and Citigroup Inc.’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the stocks included in the MSCI World® Index or derivative instruments relating to the MSCI World® Index for their own accounts in connection with their normal business practices or in connection with hedging Citigroup Funding’s obligations under the securities and warrants. These transactions could affect the value of the stocks included in the MSCI World® Index and therefore the market value of the certificates, securities and warrants.

Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup Inc., Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the certificates, securities and warrants, is an affiliate of the trust, Citigroup Funding and Citigroup Inc. As a result, Citigroup Global Markets’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of Citigroup Funding and Citigroup Inc.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

Citigroup Funding expects to hedge its obligations under the securities and warrants through it or one or more of its affiliates. This hedging activity will likely involve trading in one or more of the stocks included in the MSCI World® Index or in other instruments, such as options, swaps or futures, based upon the MSCI World® Index or the stocks included in the MSCI World® Index. This hedging activity may present a conflict between your interest in the certificates, securities and warrants and the interests Citigroup Funding and its affiliates have in executing, maintaining and adjusting its hedge transactions because it could affect the value of the MSCI World® Index and therefore the market value of the certificates, securities and warrants. It could also be adverse to your interest if it affects the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your certificates, securities and warrants in the secondary market. Since hedging Citigroup Funding’s obligation under the securities and warrants involves risk and may be influenced by a number of factors, it is possible that Citigroup Funding or its affiliates may profit from its hedging activity, even if the market value of the certificates, securities and warrants declines.

AVAILABLE INFORMATION

As required by the Securities Act of 1933, as amended (the “Securities Act”), Safety First Trust Series 2006-10, which changed its name to “Safety First Trust Series 2008-5” (the “Trust”), Citigroup Funding and Citigroup Inc. filed a registration statement (File No. 333-135867) relating to the Principal-Protected Trust Certificates Linked to the MSCI World® Index due December 20, 2013 (the “Certificates”) offered by this offering document with the Securities and Exchange Commission (the “SEC”). This offering document is a part of that registration statement, which includes additional information. Citigroup Funding and Citigroup Inc. also have filed a registration statement (File No. 333-132370) relating to the Equity Index Participation Securities Linked to the MSCI World® Index due December 20, 2013 (the “Securities”) and the Equity Index Warrants Linked to the MSCI World® Index due December 20, 2013 (the “Warrants”) offered by this offering document.

Citigroup Inc. files annual, quarterly and current reports and other information with the SEC. Citigroup Funding and the Trust currently do not file reports and other information with the SEC. You may read and copy any document Citigroup Inc. files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings and reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC are available to the public from the SEC’s website at http://www.sec.gov. Citigroup Inc.’s SEC filings are also available on its website at http://www.citigroup.com; however, information on the Citigroup Inc. website is not part of this offering document nor is it incorporated by reference herein.

Separate financial statements of the Trust have not been included in this offering document. Citigroup Inc. does not believe that these financial statements would be material to you because:

•	Citigroup Inc., an SEC reporting company, is the sole stockholder of Citigroup Funding,

•	Citigroup Inc., through Citigroup Funding, indirectly owns all the voting securities of the Trust,

•	the Trust has no independent operations,

•	Citigroup Funding is the issuer of the Securities and the Warrants,

•	Citigroup Funding has fully and unconditionally guaranteed the Trust’s obligations under the Certificates to the extent that the Trust has funds legally available to meet its obligations,

•	Citigroup Inc. has fully and unconditionally guaranteed Citigroup Funding’s guarantee obligations to the same extent and in the same manner as Citigroup Funding has guaranteed the Trust’s obligations under the Certificates (we refer to this guarantee, together with Citigroup Funding’s guarantee referred to in the immediately preceding bullet, as the Certificate Guarantee), and

•	Citigroup Inc. has fully and unconditionally guaranteed Citigroup Funding’s payment obligations under each of the Securities and the Warrants.

In its future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a footnote to Citigroup Inc.’s annual financial statements will state:

•	that the sole assets of the Trust are the Securities and the Warrants, and

•	that the Certificate Guarantee, when taken together with Citigroup Funding’s obligations under the Securities and the Warrants, Citigroup Inc.’s guarantee of each of the Securities and the Warrants, the related indenture, the related warrant agreement, the amended and restated declaration of trust of the Trust and Citigroup Funding’s and Citigroup Inc.’s obligations to pay all fees and expenses of the Trust, constitutes a full and unconditional guarantee by each of Citigroup Funding and Citigroup Inc. of the Trust’s obligations under the Certificates.

The SEC allows Citigroup Inc. to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this offering document. Information that Citigroup Inc. files later with the SEC will automatically update information in this offering document. In all cases, you should rely on the later information over different information included in this offering document. Citigroup Inc. incorporates by reference the documents listed below:

(a) Annual Report on Form 10-K for the year ended December 31, 2007;

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008; and

(c) Current Reports on Form 8-K filed on January 15, 2008, January 17, 2008, January 18, 2008, January 22, 2008, January 25, 2008, January 30, 2008, February 1, 2008, February 29, 2008, March 5, 2008, March 26, 2008, April 11, 2008, April 18, 2008, April 25, 2008, April 28, 2008, May 5, 2008, May 9, 2008, May 12, 2008, May 13, 2008, June 12, 2008, July 2, 2008, July 3, 2008, July 11, 2008, July 18, 2008, July 25, 2008, August 7, 2008, August 14, 2008, August 19, 2008, September 10, 2008, September 26, 2008, September 30, 2008, October 10, 2008, October 16, 2008, October 17, 2008 and October 21, 2008.

In addition, all documents Citigroup Inc. files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offering document and before the later of (1) the completion of the offering of the securities described in this offering document and (2) the date the broker-dealer subsidiaries or affiliates of Citigroup Inc. stop offering securities pursuant to this offering document shall be incorporated by reference in this offering document from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup Inc. at the following address:

Citigroup Inc. Document Services
540 Crosspoint Parkway
Getzville, New York 14068
(877) 936-2737 (toll free)
(716) 730-8055 (outside the U.S.)

You should rely only on the information provided in this offering document, as well as the information incorporated by reference. None of Citigroup Inc., Citigroup Funding or the Trust is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this offering document or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

FORWARD-LOOKING STATEMENTS

This offering document and the information incorporated by reference in this offering document include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on Citigroup Funding’s and Citigroup Inc.’s respective management’s beliefs and assumptions and on information currently available to Citigroup Funding’s and Citigroup Inc.’s respective management. Forward-looking statements include information concerning Citigroup Funding’s and Citigroup Inc.’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this offering document and the documents incorporated by reference in this offering document. You should not put undue reliance on any forward-looking statements. Neither Citigroup Funding nor Citigroup Inc. has any intention or obligation to update forward-looking statements after it distributes this offering document.

CITIGROUP INC.

Citigroup Inc. is a global diversified financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Inc. has more than 200 million customer accounts and does business in more than 100 countries. Citigroup Inc.’s activities are conducted through the Global Consumer Group, Citi Markets & Banking, Global Wealth Management, Citi Alternative Investments and Corporate/Other business segments. Citigroup Inc.’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly-owned, indirect subsidiary of Citigroup Inc. Citigroup Inc. was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup Inc. is a holding company and services its obligations primarily with dividends and advances that it receives from its subsidiaries. Citigroup Inc.’s subsidiaries that operate in the banking and securities businesses can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup Inc.’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup Inc. currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup Inc.’s ability to service its own debt. Citigroup Inc. must also maintain the required capital levels of a bank holding company before it can pay dividends on its stock. Each of Citigroup Inc.’s major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve Board might require Citigroup Inc. to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup Inc. or its shareholders or creditors.

The principal executive offices of Citigroup Inc. are located at 399 Park Avenue, New York, New York 10043, and its telephone number is (212) 559-1000.

CITIGROUP FUNDING INC.

Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc., whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes. Citigroup Funding was incorporated on January 14, 2005 under the laws of the State of Delaware as a corporation with perpetual duration. The principal executive offices of Citigroup Funding are located at 399 Park Avenue, New York, New York 10043, and its telephone number is (212) 559-1000.

USE OF PROCEEDS AND HEDGING ACTIVITIES

The Trust will use all the proceeds from the sale of the Certificates and the common securities to buy the Securities and the Warrants from Citigroup Funding. Citigroup Funding will use a portion of the net proceeds from the sale of the Securities and the Warrants for general corporate purposes, which may include:

•	funding the business of Citigroup Inc. subsidiaries;

•	funding investments in, or extensions of credit or capital contributions to, Citigroup Inc. subsidiaries; and

•	lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

Citigroup Funding expects to incur additional indebtedness in the future to fund Citigroup Inc.’s businesses. Citigroup Funding or one of more of its affiliates may enter into a swap agreement in connection with the sale of the Certificates and may earn additional income from that transaction.

Citigroup Funding or one or more of its affiliates may use all or some of the remainder of the proceeds received from the sale of the Securities and the Warrants for hedging activities related to Citigroup Funding’s obligations under the Securities and the Warrants. On or prior to the closing date of the Certificates offering, Citigroup Funding, directly or through one or more of its affiliates, will hedge its anticipated exposure under the Securities and the Warrants by the purchase or sale of one or more of the stocks included in the MSCI World® Index or in other instruments, such as options, swaps or futures, based upon the MSCI World® Index or the stocks included in the MSCI World® Index.

Citigroup Funding expects that it or one or more of its affiliates will increase or decrease their initial hedging positions over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the MSCI World® Index. These factors may include the history of price changes in the MSCI World® Index and the time remaining to maturity. Citigroup Funding or one or more of its affiliates may take long or short positions in the MSCI World® Index or options, swaps, futures contracts, forward contracts, or other derivative or similar instruments related to the MSCI World® Index.

In addition, Citigroup Funding or one or more of its affiliates may purchase or otherwise acquire a long or short position in the Certificates, the Securities or the Warrants from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such Certificates, the Securities or the Warrants. Citigroup Funding or one or more of its affiliates may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

If Citigroup Funding or one or more affiliates has a long or short hedge position in the MSCI World® Index or options, swaps, futures contracts, forward contracts or other derivative or synthetic instruments related to the MSCI World® Index, Citigroup Funding or one or more of its affiliates may liquidate all or a portion of its holdings at or about the time of the maturity of the Certificates, the Securities and the Warrants. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Since the hedging activities described in this section involve risks and may be influenced by a number of factors, it is possible that Citigroup Funding or one or more of its affiliates may receive a profit from the hedging activities, even if the market value of the Certificates, the Securities or the Warrants declines. Citigroup Funding is only able to determine profits or losses from any of such positions when the position is closed out and any offsetting position or positions are taken into account.

Citigroup Funding has no reason to believe that its hedging activity, as well as those of its affiliates, will have a material impact on the price of such options, swaps, futures contracts, forward contracts or other derivative or similar instruments, or on the value of the MSCI World® Index. However, Citigroup Funding cannot guarantee you that its hedging activities, as well as those of its affiliates, will not affect such prices or value.

SAFETY FIRST TRUST SERIES 2008-5

Safety First Trust Series 2006-10, which changed its name to “Safety First Trust Series 2008-5,” is a statutory trust formed under the laws of the State of Delaware pursuant to a declaration of trust executed by Citigroup Funding, as sponsor, Citigroup Inc. and the trustees of the Trust (as described below), and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The declaration of trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement relating to the Certificates of which this offering document forms a part. The amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Upon issuance of the Certificates, the purchasers thereof will own all of the Certificates. Citigroup Funding will directly or indirectly acquire all of the common securities of the Trust. We refer to the Certificates and the common securities as, collectively, the Trust Securities.

The Trust will use all the proceeds derived from the issuance of the Trust Securities to purchase the Securities and the Warrants and, accordingly, the assets of the Trust will consist solely of the Securities and the Warrants. Of the total proceeds from the sale of the Trust Securities, approximately 75.5% will be invested by the Trust in the Securities and approximately 24.5% will be invested by the Trust in the Warrants. The Trust exists for the exclusive purposes of:

•	issuing its Trust Securities representing undivided beneficial interests in the assets of the Trust,

•	investing the gross proceeds of its Trust Securities in the Securities and the Warrants, and

•	engaging only in activities incidental to the above.

The Trust’s business and affairs are conducted by its trustees, each appointed by Citigroup Funding as holder of the common securities. Pursuant to the amended and restated declaration of trust, the initial number of trustees of the Trust will be five:

•	U.S. Bank National Association, a national banking association that is unaffiliated with Citigroup Funding and Citigroup Inc., as the institutional trustee,

•	U.S. Bank Trust National Association, a national banking association with its principal place of business in the State of Delaware, as the Delaware trustee, and

•	three officers of Citigroup Funding, as the individual trustees.

Citigroup Funding, as direct or indirect holder of all the common securities, will have the right, subject to certain restrictions contained in the declaration, to appoint, remove or replace any trustees and to increase or decrease the number of trustees.

The institutional trustee will act as the sole indenture trustee under the amended and restated declaration of trust for purposes of compliance with the Trust Indenture Act until it is removed or replaced by the holder of the common securities. The institutional trustee will hold title to the Securities and the Warrants for the benefit of the holders of the Trust’s Trust Securities and, in its capacity as the holder, the institutional trustee will have the power to exercise all rights, powers and privileges under the indenture and the warrant agreement pursuant to which the Securities and the Warrants are issued. In addition, the institutional trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the Securities and the Warrants for the benefit of the holders of the Trust’s Trust Securities. The institutional trustee will make payments of distributions and payments on liquidation and otherwise to the holders of the Trust Securities out of funds from the segregated bank account.

The individual trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) or be characterized as other than a grantor trust for U.S. federal income tax purposes. Citigroup Funding and the individual trustees are authorized to take any action, not inconsistent with applicable law, the amended and restated declaration of trust or the certificate of incorporation of Citigroup Funding, that each of Citigroup Funding and the individual trustees in their discretion deem to be necessary or desirable to achieve such end as long as the action does not adversely affect the interests of the holders of the Certificates or vary the terms thereof.

U.S. Bank National Association also will act as guarantee trustee under the Certificate Guarantee and will hold the Certificate Guarantee for the benefit of the holders of the Certificates.

The Bank of New York Mellon, formerly known as The Bank of New York, will act as trustee for the Securities under the indenture for purposes of compliance with the provisions of the Trust Indenture Act. U.S. Bank National Association will act as warrant agent under the warrant agreement.

Citigroup Inc., Citigroup Funding and certain of their affiliates have had and may continue to have banking relationships with the trustees and the warrant agent in the ordinary course of business.

The rights of the holders of the Certificates, including economic rights, rights to information and voting rights, are set forth in the amended and restated declaration of trust, the Delaware Statutory Trust Act and the Trust Indenture Act. Holders of the Certificates have no preemptive rights.

The location of the principal executive office of the Trust is c/o Citigroup Funding Inc., 399 Park Avenue, New York, New York 10043, and its telephone number is (212) 559-1000. Citigroup Funding will pay all fees and expenses related to the Trust and the offering of the Trust’s Trust Securities.

DESCRIPTION OF THE CERTIFICATES

The Certificates will be issued pursuant to the terms of the amended and restated declaration of trust. The terms of the Certificates will include those stated in the amended and restated declaration of trust and those made part of the amended and restated declaration of trust by the Trust Indenture Act. Pursuant to the amended and restated declaration of trust, every holder of the Certificates will be deemed to have expressly assented and agreed to the terms of, and will be bound by, the amended and restated declaration of trust. The following is a summary of the terms and provisions of the Certificates. This summary does not describe all of the terms and provisions of the amended and restated declaration of trust and the Certificate Guarantee. You should read the forms of these documents, which are filed as exhibits to the registration statement of which this offering document forms a part.

General

The amended and restated declaration of trust authorizes the individual trustees to issue the Trust Securities on behalf of the Trust. The Trust Securities represent undivided beneficial interests in the assets of the Trust. All of the common securities of the Trust will be owned, directly or indirectly, by Citigroup Funding. The common securities rank pari passu with the Certificates and payments will be made on the common securities on a pro rata basis with the Certificates, except that upon the occurrence of an acceleration event, the rights of the holders of the common securities to receive payments will be subordinated to the rights of the holders of the Certificates. The amended and restated declaration does not permit the issuance by the Trust of any securities other than its Trust Securities or the incurrence of any debt by the Trust. Pursuant to the amended and restated declaration of trust, the institutional trustee will hold title to the Securities and the Warrants for the benefit of the holders of the Trust Securities. The payment upon maturity of the Certificates out of money legally available to the Trust is fully and unconditionally guaranteed by Citigroup Funding and Citigroup Inc. to the extent described under “Description of the Certificate Guarantee.” The Certificate Guarantee will be held by U.S. Bank National Association, the guarantee trustee, for the benefit of the holders of the Certificates. The Certificate Guarantee does not cover payment upon maturity when the Trust does not have sufficient legally available funds to make this payment. In such event, the remedies of a holder of the Certificates are to:

•	vote to direct the institutional trustee to enforce the institutional trustee’s rights under the Securities and/or the Warrants,

•	if the institutional trustee fails to enforce its rights against Citigroup Funding or Citigroup Inc., initiate a proceeding against Citigroup Funding or Citigroup Inc. to enforce the institutional trustee’s rights under the Securities and/or the Warrants, or

•	if the failure by the Trust to make the distribution payment is attributable to the failure of Citigroup Funding to pay amounts in respect of the Securities and/or the Warrants, institute a proceeding directly against Citigroup Funding or Citigroup Inc. for enforcement of payment to such holder of the amounts owed on such holder’s pro rata interest in the Securities and the Warrants.

The aggregate number of Certificates to be issued will be 3,275,000, as described in “Underwriting.” The Certificates will be issued in fully registered form. The Certificates will not be issued in bearer form. See “— Book-Entry Procedures and Settlement” below.

Payment at Maturity

The Certificates will mature on December 20, 2013, subject to acceleration to the accelerated maturity date upon an acceleration event. See “— Acceleration of Maturity Date; Enforcement of Rights” below. On the maturity date, holders of the Certificates will be entitled to receive for each Certificate they hold, to the extent the Trust has assets available, a payment equal to the sum of $10 and a Supplemental Distribution Amount, which may be positive or zero. The amount payable to you at maturity is dependent upon the Ending Value of the MSCI World® Index on the Valuation Date; provided, however, that the payment you receive at maturity will not be less than the amount of your original investment in the Certificates.

Supplemental Distribution Amount

The Supplemental Distribution Amount will be based on the amount by which the Ending Value exceeds the Starting Value, expressed as a percentage, and on the Participation Rate. The Supplemental Distribution Amount will equal the product of:

$10 × Index Return × Participation Rate

provided that the Supplemental Distribution Amount will not be less than zero.

The “Index Return,” which is presented in this offering document as a percentage, will equal the following fraction:
Ending Value − Starting Value
Starting Value

The “Starting Value” equals 871.64, which was the closing value of the MSCI World® Index on the Pricing Date.

The “Ending Value” will be the closing value of the MSCI World® Index on the Valuation Date.

The “Pricing Date” means the date of this offering document and the date on which the Certificates were priced for initial sale to the public.

The “Valuation Date” will be the third Index Business Day before the maturity date.

The “Participation Rate” equals 90%.

If the closing value of the MSCI World® Index is not available on any Index Business Day because of a Market Disruption Event or otherwise, the value of the MSCI World® Index for that Index Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of that index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the MSCI World® Index by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day prior to maturity.

An “Index Business Day” means a day, as determined by the calculation agent, on which the MSCI World® Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the MSCI World® Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the MSCI World® Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the Trust, Citigroup Funding, Citigroup Inc. and the beneficial owners of the Certificates, absent manifest error.

A “Market Disruption Event” means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the MSCI World® Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the MSCI World® Index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the MSCI World® Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSCI World® Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the MSCI World® Index will be based on a comparison of the portion of the value of the index attributable to that security relative to the overall value of the MSCI World® Index, in each case immediately before that suspension or limitation.

Maturity Payment — Hypothetical Examples

The Index Return and, therefore, the Supplemental Distribution Amount, is dependent on the Ending Value of the MSCI World® Index. Because the value of the MSCI World® Index may be subject to significant variations over the term of the Certificates, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values of the MSCI World® Index on the amount payable on the Certificates at maturity. All of the hypothetical examples assume the following:

•	Investment in the Certificates: $10;

•	Starting Value of the MSCI World® Index: 1,250.0;

•	Participation Rate: 95%;

•	Term of the Certificates: 5 years; and

•	The Certificates are held to maturity and are not exchanged for the Securities and the Warrants.

As demonstrated by the table below, if the Index Return is 0% or less, you will receive an amount at maturity equal to $10 per Certificate, the amount of your initial investment in the Certificates. If the Index Return is greater than 0%, you will receive an amount at maturity that is greater than your initial investment in the Certificates.

Hypothetical
Ending
Value of the		Hypothetical		Hypothetical	Hypothetical
MSCI		Supplemental	Hypothetical	Total	Annualized
World®	Hypothetical	Distribution	Maturity	Return on the	Return on the
Index	Index Return	Amount(1)	Payment(2)	Certificates	Certificates(3)
375.0	−70.0%	$0.00	$10.00	0.0%	0.0%
500.0	−60.0%	$0.00	$10.00	0.0%	0.0%
625.0	−50.0%	$0.00	$10.00	0.0%	0.0%
750.0	−40.0%	$0.00	$10.00	0.0%	0.0%
875.0	−30.0%	$0.00	$10.00	0.0%	0.0%
937.5	−25.0%	$0.00	$10.00	0.0%	0.0%
1000.0	−20.0%	$0.00	$10.00	0.0%	0.0%
1062.5	−15.0%	$0.00	$10.00	0.0%	0.0%
1125.0	−10.0%	$0.00	$10.00	0.0%	0.0%
1187.5	−5.0%	$0.00	$10.00	0.0%	0.0%
1218.8	−2.5%	$0.00	$10.00	0.0%	0.0%
1250.0	0.0%	$0.00	$10.00	0.0%	0.0%
1312.5	5.0%	$0.48	$10.48	4.8%	0.9%
1375.0	10.0%	$0.95	$10.95	9.5%	1.8%
1437.5	15.0%	$1.43	$11.43	14.3%	2.7%
1500.0	20.0%	$1.90	$11.90	19.0%	3.5%
1562.5	25.0%	$2.38	$12.38	23.8%	4.4%
1625.0	30.0%	$2.85	$12.85	28.5%	5.1%
1750.0	40.0%	$3.80	$13.80	38.0%	6.7%
1875.0	50.0%	$4.75	$14.75	47.5%	8.1%
2000.0	60.0%	$5.70	$15.70	57.0%	9.4%
2125.0	70.0%	$6.65	$16.65	66.5%	10.7%
2250.0	80.0%	$7.60	$17.60	76.0%	12.0%

(1)	Supplemental Distribution Amount = $10.00 × Index Return × Participation Rate, provided that the Supplemental Distribution Amount will not be less than zero.

(2)	Maturity payment = $10.00 + Supplemental Distribution Amount.

(3)	Compounded annually.

The examples above are for purposes of illustration only. The actual maturity payment will depend on the actual Supplemental Distribution Amount, which, in turn, will depend on the actual Starting Value, Ending Value and Participation Rate.

Discontinuance of the MSCI World® Index

If MSCI discontinues publication of the MSCI World® Index and if MSCI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the MSCI World® Index, then the value of the MSCI World® Index will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the institutional trustee, who will provide notice of the selection of the successor index to the registered holders of the Certificates, the Securities and the Warrants.

If MSCI discontinues publication of the MSCI World® Index and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the value of the MSCI World® Index, the value to be substituted for the MSCI World® Index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the MSCI World® Index prior to any such discontinuance.

If MSCI discontinues publication of the MSCI World® Index prior to the determination of the Supplemental Distribution Amount and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the Supplemental Distribution Amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in computing the value of the MSCI World® Index as described in the preceding paragraph. The calculation agent will cause notice of daily closing values to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI World® Index may adversely affect trading in the Certificates, the Securities and the Warrants.

If a successor index is selected or the calculation agent calculates a value as a substitute for the MSCI World® Index as described above, the successor index or value will be substituted for the MSCI World® Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI World® Index may adversely affect the market value of the Certificates, the Securities and the Warrants.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the Trust, Citigroup Funding, Citigroup Inc. and the beneficial owners of the Certificates, the Securities and the Warrants, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the MSCI World® Index or a successor index is changed in any material respect, or if the MSCI World® Index or a successor index is in any other way modified so that the value of the MSCI World® Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the MSCI World® Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the MSCI World® Index or the successor index. Accordingly, if the method of calculating the MSCI World® Index or the successor index is modified so that the value of the MSCI World® Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the MSCI World® Index in order to arrive at a value of the index as if it had not been modified.

Exchange Right

Beginning on the date the Certificates are issued, you will have the right, by providing notice to your broker and instructing your broker to forward that notice to the institutional trustee for the Certificates on any Business Day, to exchange the Certificates you then hold for a pro rata portion of the assets of the Trust, which consist of the Securities and the Warrants. If you choose to exercise your exchange right, you will receive for each $10 principal amount of Certificates you then hold one Security with a $10 face amount and one Warrant with a $10 notional amount. In order to exercise your exchange right, your account must be approved for options trading. You should consult with your financial advisor to determine whether your account would meet the options trading requirements. You will be able to exercise your exchange right through and including the Business Day prior to the earlier of:

•	the Valuation Date; and

•	if an acceleration event occurs as described under “— Acceleration of Maturity Date; Enforcement of Rights,” the date of the occurrence of the acceleration event.

If you do not exercise your exchange right, and you are a U.S. Holder as defined under “Certain United States Federal Income Tax Considerations” in this offering document, for U.S. income tax purposes any gain that you recognize at maturity or on other disposition of the Certificates will be short-term capital gain. You cannot recognize long-term capital gain from your investment in the Certificates unless you exercise your exchange right, then dispose of either the Securities or the Warrants, and then hold the remaining instrument for more than one year after that disposition. For example, if the value of the MSCI World® Index increases, you will recognize long-term capital gain only if you exercise your exchange right, dispose of the Warrants, and hold the Securities for more than one year after disposing of the Warrants. As discussed above, however, if you do choose to exercise your exchange right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity. You should read the discussion of the treatment of the Certificates under “Certain United States Federal Income Tax Considerations” in this offering document.

We will deliver the Securities and the Warrants to you within three Business Days after the date on which the institutional trustee receives a valid notice of exchange (such date of receipt of a valid notice of exchange, the “Actual Exchange Date”), as long as the institutional trustee has received the notice of exchange and your Certificates by 11:00 a.m., New York City time, on the Actual Exchange Date and your account is approved for options trading.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which securities exchanges or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

Acceleration of Maturity Date; Enforcement of Rights

If at any time an acceleration event occurs, the individual trustees will give written instructions to the institutional trustee to dissolve the Trust and, after satisfaction of creditors of the Trust, cause the accelerated maturity payment with respect to each Certificate to be distributed to the holders of the Certificates in liquidation of such holders’ interests in the Trust, as soon as practicable following the occurrence of the acceleration event.

The accelerated maturity payment with respect to each Certificate will be paid out of amounts received by the Trust from Citigroup Funding in respect of the Securities and the Warrants and will be equal to the sum of (A) the initial principal amount of $10.00 per Certificate and (B) the Supplemental Distribution Amount as of the accelerated maturity date. The amount of the accelerated maturity payment that may be distributed to holders of the Certificates upon a dissolution and liquidation of the Trust is uncertain.

The accelerated maturity date will be the date of the occurrence of the event or events constituting an acceleration event.

An acceleration event will occur upon the occurrence of (1) a “tax event,” (2) an “investment company event” or (3) a “bankruptcy event,” each of which is described below.

A tax event will occur if Citigroup Funding or Citigroup Inc. requests, receives and delivers to the individual trustees an opinion of nationally recognized independent tax counsel experienced in such matters indicating that:

(1) on or after the date of this offering document, one or more of the following has occurred:

•	an amendment to, change in or announced proposed change in the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein,

•	a judicial decision interpreting, applying, or clarifying such laws or regulations,

•	an administrative pronouncement or action that represents an official position, including a clarification of an official position, of the governmental authority or regulatory body making such administrative pronouncement or taking such action, or

•	a threatened challenge asserted in connection with an audit of Citigroup Funding, Citigroup Inc. or any subsidiaries of Citigroup Inc. or the Trust, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities, the Warrants or the Certificates; and

(2) there is more than an insubstantial risk that:

•	the Trust is, or will be, subject to U.S. federal income tax with respect to income accrued or received on the Securities or the Warrants, or

•	the Trust is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

An investment company event will occur if Citigroup Funding or Citigroup Inc. requests, receives and delivers to the individual trustees an opinion of nationally recognized independent legal counsel experienced in such matters indicating that as a result of the occurrence on or after the date of this offering document of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act.

A bankruptcy event will occur if either of the following takes place:

(1) the entry of a decree or order

•	of relief in respect of Citigroup Funding and Citigroup Inc. by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law,

•	appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Citigroup Funding and Citigroup Inc., or of any substantial part of the property of Citigroup Funding and Citigroup Inc., or

•	ordering the winding up or liquidation of affairs of Citigroup Funding and Citigroup Inc., and, in each case, the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(2) an action by Citigroup Funding and Citigroup Inc. to:

•	commence a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law,

•	consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of Citigroup Funding and Citigroup Inc., or of any substantial part of the property of Citigroup Funding and Citigroup Inc.,

•	make an assignment for the benefit of their respective creditors,

•	admit in writing their inability to pay their respective debts generally as they become due, or

•	take corporate action in furtherance of any of the foregoing.

On the date fixed for any payment of the accelerated maturity payment, the Certificates and the common securities will no longer be deemed to be outstanding and each Certificate and common security will be deemed to represent the right to receive the accelerated maturity payment. If the accelerated maturity payment can be paid only in part because the Trust has insufficient assets available to pay in full such amounts, then the amounts payable directly by the Trust in respect of the Certificates will be paid on a pro rata basis. In addition, in the case of a default by Citigroup Funding or Citigroup Inc. on their obligations under the Certificate Guarantee, the holders of the Certificates will have a preference over the holders of the common securities with respect to amounts owed on the Trust Securities.

The phrase “pro rata” means, with respect to any payment, distribution, or treatment, proportionately to each holder of Trust Securities according to the aggregate beneficial interests in the assets of the Trust represented by the Trust Securities held by the relevant holder in relation to the aggregate beneficial interests in the assets of the Trust represented by all Trust Securities outstanding. If an acceleration event has occurred and is continuing, any funds available to make a payment will be paid first to each holder of the Certificates proportionately according to the aggregate beneficial interests in the assets of the Trust represented by the Certificates held by the relevant holder relative to the aggregate beneficial interests in the assets of the Trust represented by all Certificates outstanding. Only after satisfaction of all amounts owed to the holders of the Certificates will payment be made to each holder of common securities proportionately according to the aggregate beneficial interests in the assets of the Trust represented by the common securities held by the relevant holder relative to the aggregate beneficial interests in the assets of the Trust represented by all common securities outstanding.

Subject to the institutional trustee obtaining a tax opinion as described below, the holders of a majority of the outstanding Certificates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred upon the institutional trustee under the amended and restated declaration of trust. In the case of any action to be taken by the institutional trustee as holder of the Securities and the Warrants, the institutional trustee shall cast its votes as directed by each holder of outstanding Certificates with respect to the proportionate number of Securities and Warrants represented by such holder’s Certificates. The institutional trustee will notify all holders of Certificates of any notice of default received from the indenture trustee with respect to the Securities. Except with respect to directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee, as holder of the Securities and the Warrants, will not take any actions with respect to the Securities or the Warrants or exercise any right to rescind or annul a declaration that the accelerated maturity payment shall be due and payable unless it has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that as a result of such action, the Trust will not fail to be classified as a grantor trust for U.S. federal income tax purposes.

If the institutional trustee fails to enforce its rights under the Securities and the Warrants, any holder of Certificates can directly institute a legal proceeding against Citigroup Funding to enforce the institutional trustee’s rights under the Securities and the Warrants, without first instituting a legal proceeding against the institutional trustee or any other person or entity. If Citigroup Funding fails to pay amounts owed on the Securities or the Warrants on the date they are otherwise payable, then a holder of Certificates may also directly institute a direct action in respect of the amounts owed on the holder’s pro rata interest in the Securities or the Warrants on or after the due date specified in the Securities and the Warrants, without first directing the institutional trustee to enforce the terms of the Securities and the Warrants or instituting a legal proceeding directly against Citigroup Funding to enforce the institutional trustee’s rights under the Securities and the Warrants. The holders of Certificates will not be able to exercise directly any other remedy available to the holder of the Securities and the Warrants. In connection with a direct action, Citigroup Funding will be subrogated to the rights of a holder of Certificates under the declaration to the extent of any payment made by Citigroup Funding to that holder of Certificates in such direct action.

A waiver of an acceleration event under the indenture by the institutional trustee at the direction of the holders of the Certificates will constitute a waiver of the corresponding acceleration event under the amended and restated declaration of trust.

Holders of Certificates may give any required approval or direction at a separate meeting of holders of Certificates convened for this purpose, at a meeting of holders of Trust Securities or by written consent. The individual trustees will cause a notice of any meeting at which holders of Certificates are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be mailed to each holder of record of Certificates. Each notice will include a statement setting forth the date of such meeting or the date by which the action is to be taken, a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote or of such matter upon which written consent is sought and instructions for the delivery of proxies or consents. No vote or consent of the holders of Certificates will be required for the Trust to cancel the Certificates in accordance with the amended and restated declaration of trust. It is anticipated that the only holder of Certificates issued in book-entry form will be Cede & Co., as nominee of The Depository Trust Company and each beneficial owner of Certificates will be permitted to exercise the rights of holders of Certificates only indirectly through The Depository Trust Company and its participants.

Notwithstanding that holders of Certificates are entitled to vote or consent under any of the circumstances described above, any of the Certificates that are owned at that time by Citigroup Funding or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Citigroup Funding, will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if they were not outstanding.

Periodic Distributions

We will not make any periodic payments of interest or any other periodic payments on the Certificates. You will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the MSCI World® Index.

Payment Procedures

Payments on the Certificates will be payable to the holders of the Certificates as they appear on the books and records of the Trust at the close of business on the relevant record dates. While the Certificates remain in book-entry only form, the relevant record date for any maturity payment or accelerated maturity payment with respect to the Certificates will be five Business Days prior to the date on which the Trust receives any security payment or warrant payment or accelerated security payment or warrant payment, as the case may be, under the Securities and the Warrants. The relevant record date for the common securities will be the same record date as for the Certificates.

If the Certificates will not continue to remain in book-entry only form, the relevant record date will be 15 days before the relevant payment date, which payment date will correspond to the date on which payments are made in respect of, and in accordance with the terms of, the Securities and the Warrants.

Payments on any Certificates that are not punctually made on the relevant payment date, as a result of Citigroup Funding having failed to make the security payment or warrant payment or the accelerated security payment or warrant payment, as the case may be, under the Securities or the Warrants, will cease to be payable to the persons in whose name the Certificates are registered on the relevant record date. The defaulted payment on the Certificates will instead be payable to the persons in whose name those Certificates are registered on a special record date which will be the date on which the Trust actually receives the amount of the defaulted payment under the Securities or the Warrants, as applicable.

If any date on which the maturity payment or accelerated maturity payment, as the case may be, is payable on the Certificates is not a Business Day, then the relevant payment will be made on the next succeeding day that is a Business Day and without any interest or other payment in respect of any such delay, with the same force and effect as if made on that date. If that Business Day is in the next succeeding calendar year, the relevant payment will be made on the immediately preceding Business Day, with the same force and effect as if made on that date.

Payments in respect of the Certificates represented by global certificates (as defined below under “— Book-Entry Procedures and Settlement”) will be made to DTC, which will credit the relevant accounts at DTC on the relevant scheduled payment date. In the case of Certificates in the form of certificated securities, if any, payments will be made by check mailed to the holder’s address as it appears on the register.

Voting Rights

Except as described in this offering document under “— Acceleration of Maturity Date; Enforcement of Rights” and “Description of the Certificate Guarantee — Modifications of the Guarantee; Assignment,” and except as provided under the Delaware Statutory Trust Act, the Trust Indenture Act and as otherwise required by law and the amended and restated declaration of trust, the holders of the Certificates will have no voting rights.

In the event the consent of the institutional trustee, as the holder of the Securities and the Warrants, is required under the indenture or the warrant agreement, as applicable, with respect to any amendment, modification or termination of the indenture or the warrant agreement, as applicable, the institutional trustee will request the written direction of the holders of the outstanding Trust Securities with respect to the amendment, modification or termination and will vote with respect to the amendment, modification or termination as directed by each Holder of outstanding Trust Securities with respect to the proportionate number of Securities or Warrants represented by such holder’s Trust Securities. The institutional trustee will be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the institutional trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that for U.S. federal income tax purposes the Trust will not be classified as other than a grantor trust.

The procedures by which holders of the Certificates may exercise their voting rights are described below under “— Book-Entry Procedures and Settlement.”

Holders of the Certificates will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by Citigroup Funding as the indirect or direct holder of all of the common securities.

Modification of the Amended and Restated Declaration of Trust

The amended and restated declaration of trust may be modified and amended if approved by the individual trustees, and, in certain circumstances, the institutional trustee and the Delaware trustee, provided that, if any proposed amendment to the amended and restated declaration of trust provides for, or the individual trustees otherwise propose to effect,

(1) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the amended and restated declaration of trust or otherwise, or

(2) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the amended and restated declaration of trust,

then the holders of the Trust Securities, voting together as a single class, will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of the holders of at least a majority of the Trust Securities affected thereby. If any amendment or proposal referred to in clause (1) above would adversely affect only the Certificates or only the common securities, then only holders of the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the approval of a majority of that class of Trust Securities.

Notwithstanding the foregoing, no amendment or modification may be made to the amended and restated declaration of trust if the amendment or modification would:

•	cause the Trust to fail to be classified as a grantor trust for U.S. federal income tax purposes,

•	reduce or otherwise adversely affect the powers of the institutional trustee in contravention of the Trust Indenture Act, or

•	cause the Trust to be deemed an investment company which is required to be registered under the Investment Company Act.

Merger, Consolidation or Amalgamation of the Trust

The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below. The Trust may, with the consent of the individual trustees and without the consent of the holders of the Trust Securities, the Delaware trustee or the institutional trustee consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of the United States, any state thereof or the District of Columbia, provided that:

•	the successor entity either (A) expressly assumes all of the obligations of the Trust under the Trust Securities or (B) substitutes for the Trust Securities other successor securities having substantially the same terms as the Trust Securities, so long as the successor securities rank the same as the Trust Securities with respect to distributions and payments upon liquidation, maturity and otherwise,

•	Citigroup Funding expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the institutional trustee in its capacity as the holder of the Securities and the Warrants,

•	the merger, consolidation, amalgamation or replacement does not cause the Certificates, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

•	the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities, including any successor securities, in any material respect, other than with respect to any dilution of the holder’s interest in the new entity,

•	the successor entity has a purpose identical to that of the Trust,

•	prior to the merger, consolidation, amalgamation or replacement, the Trust has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that:

(A)	the merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the Trust Securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders’ interest in the new entity,

(B)	following the merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and

(C)	following the merger, consolidation, amalgamation or replacement, the Trust or the successor entity will continue to be classified as a grantor trust for U.S. federal income tax purposes,

•	Citigroup Funding guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the Certificate Guarantee, and

•	Citigroup Inc. guarantees Citigroup Funding’s obligations to the same extent and in the same manner as Citigroup Funding guarantees the obligations of the successor entity.

Notwithstanding the foregoing, the Trust will not, without the consent of holders of all of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if, in the opinion of a nationally recognized independent tax counsel experienced in such matters, the consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes. In addition, so long as any Certificates are outstanding and are not held entirely by Citigroup Funding, the Trust may not voluntarily liquidate, dissolve, wind-up or terminate except as described above under “— Acceleration of Maturity Date; Enforcement of Rights.”

Book-Entry Procedures and Settlement

The Depository Trust Company (“DTC”) will act as securities depository for the Certificates. The Certificates will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities, representing the total aggregate number of the Certificates, will be issued and will be deposited with DTC.

Following the issuance of a global security in registered form, DTC will credit the accounts of its participants with the Certificates upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in DTC can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as DTC or its nominee is the registered owner of a global security, we and the institutional trustee will treat DTC as the sole owner or holder of the Certificates for purposes of the amended and restated declaration of trust. Therefore, except as set forth below, you will not be entitled to have Certificates registered in your name or to receive physical delivery of certificates representing the Certificates. Accordingly, you will have to rely on the procedures of DTC and the participant in DTC through whom you hold your beneficial interest in order to exercise any rights of a holder under the amended and restated declaration of trust. We understand that under existing practices, DTC would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities in the United States through either DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank, S.A./N.V. or its successor, as operator of the Euroclear System (“Euroclear”), if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depository for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the Certificates are represented by the global securities, we will pay the maturity payment or accelerated maturity payment, as the case may be, on the Certificates to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. None of the Trust, Citigroup Funding, Citigroup Inc. and the institutional trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depository and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

The Depository Trust Company

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it was incorporated as a limited liability company under the laws of the Grand Duchy of Luxembourg. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG.

The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in many currencies, including U.S. dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the Certificates. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the Certificates held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including U.S. dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a company organized under the laws of England and Wales. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the Certificates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear operator is supervised as a Belgian bank by the Belgian Banking and Finance Commission and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to the Certificates held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

Settlement

You will be required to make your initial payment for the Certificates in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on the applicable European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depository to take action to effect final settlement on its behalf by delivering or receiving the Certificates in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of the Certificates received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Certificates settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Certificates by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Certificates among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Certificates

A beneficial owner of book-entry Certificates represented by a global security may exchange the Certificates for definitive (paper) certificates representing the Certificates only if:

•	DTC is unwilling or unable to continue as depository for such global security and we are unable to find a qualified successor within 90 days;

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act; or

•	the individual trustees, with the consent of Citigroup Funding and Citigroup Inc., decide to discontinue use of the system of book-entry transfers through DTC or any successor depository.

If any of the events described above occurs, we will issue definitive Certificates in certificated form in accordance with DTC’s instructions.

Information Concerning the Institutional Trustee

The institutional trustee, prior to the occurrence of a default with respect to the Trust Securities, and after the curing of all defaults that may have occurred, undertakes to perform only the duties that are specifically set forth in the amended and restated declaration of trust. If such a default occurs and the institutional trustee has actual knowledge of it, the institutional trustee will exercise the rights and powers vested in it by the amended and restated declaration of trust and will use the same degree of care and skill in the exercise of such rights and powers as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the institutional trustee is under no obligation to exercise any of the rights or powers vested in it by the amended and restated declaration of trust at the request of any holder of the Certificates, unless offered reasonable security and indemnity by the holder against the costs, expenses and liabilities which the institutional trustee might incur thereby. Notwithstanding the foregoing, the holders of the Certificates will not be required to offer the indemnity in the event the holders, by exercising their voting rights, direct the institutional trustee to take any action following an acceleration event.

Paying Agent and CUSIP

In the event that the Certificates do not remain in book-entry only form, the institutional trustee will act as paying agent for the Certificates and may designate an additional or substitute paying agent at any time. In addition, registration of transfers of the Certificates will be effected without charge by or on behalf of the Trust, but upon payment, with the giving of such indemnity as the Trust or Citigroup Funding may require, in respect of any tax or other government charges which may be imposed in relation to it.

The CUSIP number for the Certificates is 78648A 101.

Calculation Agent

The calculation agent for the Certificates will be Citigroup Global Markets. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Trust, Citigroup Funding, Citigroup Inc. and the holders of the Certificates. Because the calculation agent is an affiliate of the Trust, Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the calculation agent and the holders of the Certificates, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to the holders of the Certificates. Citigroup Global Markets is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Governing Law

The amended and restated declaration of trust and the Certificates will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

DESCRIPTION OF THE EQUITY INDEX PARTICIPATION SECURITIES

Citigroup Funding is also by this offering document offering its Equity Index Participation Securities Linked to the MSCI World® Index due December 20, 2013 (the “Securities”). The description in this offering document of the particular terms of the Securities supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered securities set forth in the accompanying prospectus supplement and base prospectus relating to the Securities.

General

The Securities are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus supplement and base prospectus relating to the Securities. Citigroup Funding will issue 3,275,100 Securities, of which will be issued in connection with the Trust’s issuance of its common securities at an aggregate offering price of $24,727,005. The Securities will mature on December 20, 2013, the maturity date of the Certificates. Any payments due under the Securities are fully and unconditionally guaranteed by Citigroup Inc. The Securities will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup Inc. guarantee, any payments due under the Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of your initial investment in the Securities at maturity is not guaranteed. The Securities will be issued only in fully registered form and in denominations of $10 per Security and integral multiples thereof. The Trust will purchase all of the Securities from Citigroup Funding on the date on which the Certificates are issued, at a price of $7.55 per Security.

The Securities pay an amount at maturity that will depend on the percentage increase or decrease in the Ending Value of the MSCI World® Index from its Starting Value. The Securities are not principal protected. If the Ending Value of the MSCI World® Index is less than its Starting Value, the payment at maturity will be directly linked to the percentage decrease in the Ending Value of the index from its Starting Value, in which event the Securities will pay less than the initial issue price of $7.55. Thus, if you choose to exercise your exchange right, dispose of the Warrants and hold only the Securities, you will lose the benefit of principal protection at maturity. If the Ending Value of the MSCI World® Index is greater than its Starting Value, the payment at maturity will be greater than the initial issue price. In this case, the appreciation on an investment in the Securities equals 90% of the appreciation in the value of the MSCI World® Index because of the Participation Rate, which equals 90%.

You should refer to the accompanying prospectus supplement and base prospectus relating to the Securities for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Periodic Payments

Citigroup Funding will not make any periodic payments of interest or any other periodic payments on the Securities. You will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the MSCI World® Index.

Payment at Maturity of the Securities

The Securities will mature on December 20, 2013, the maturity date of the Certificates, subject to acceleration to the accelerated maturity date upon the occurrence of an acceleration event. See “— Acceleration of Maturity Date and Events of Default” below. At maturity, each Security will pay a Security Payment equal to the sum of $10 and the Security Return Amount, which may be positive, zero or negative.

Security Return Amount

The Security Return Amount will be based on the Index Return of the MSCI World® Index. The Index Return, which is presented in this offering document as a percentage, will equal the following fraction:

Ending Value − Starting Value
Starting Value

The Security Return Amount depends on whether the Index Return is positive, zero or negative.

•	If the Index Return is positive, the Security Return Amount will equal the product of

$10 × Index Return × Participation Rate

The Participation Rate equals 90%.

•	If the Index Return is zero, (i.e., if the Ending Value equals the Starting Value), the Security Return Amount will equal zero, and the payment at maturity on each Security will be $10.

•	If the Index Return is negative, the Security Return Amount will equal the product of
$10 × Index Return

In this case, the Security Return Amount will be negative, and the payment at maturity for each Security will be less than $10 and could be zero. Because your participation in the depreciation of the MSCI World® Index is not limited by the Participation Rate, if the Ending Value is less than the Starting Value, you will participate fully in the depreciation of the MSCI World® Index.

The “Starting Value” equals 871.64, which was the closing value of the MSCI World® Index on the Pricing Date.

The “Ending Value” will be the closing value of the MSCI World® Index on the Valuation Date.

The “Pricing Date” means the date of this offering document and the date on which the Certificates were priced for initial sale to the public.

The “Valuation Date” will be the third Index Business Day before the maturity date of the Certificates.

If the closing value of the MSCI World® Index is not available on any Index Business Day because of a Market Disruption Event or otherwise, the value of the MSCI World® Index for that Index Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the MSCI World® Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the MSCI World® Index by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day prior to maturity. You should refer to “Description of the Certificates — Supplemental Distribution Amount” in this offering document for the definition of “Index Business Day” and “Market Disruption Event.” You should also refer to “Description of the Certificates — Discontinuance of the MSCI World® Index” and “— Alteration of Method of Calculation” in this offering document for more information on the determination of the value of the MSCI World® Index when the MSCI World® Index is discontinued or the method of calculation is altered.

Security Payment — Hypothetical Examples

The Index Return and, therefore, the Security Return Amount, is dependent on the Ending Value of the MSCI World® Index. Because the value of the MSCI World® Index may be subject to significant variations over the term of the Securities, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity of the Securities. The examples of hypothetical Security Payments set forth below are intended to illustrate the effect of different Ending Values of the MSCI World® Index on the amount payable on the Securities at maturity. All of the hypothetical examples assume the following:

•	Investment in the Securities: $8.10;

•	Starting Value of the MSCI World® Index: 1,250.0;

•	Participation Rate: 95%; and

•	Term of the Securities: 5 years.

Hypothetical						Hypothetical
Ending Value		Hypothetical			Hypothetical Total	Annualized
of the MSCI	Hypothetical	Security Return		Hypothetical	Return on the	Return on
World® Index	Index Return	Amount(1)		Security Payment(2)	Securities	the Securities(3)
375.0	−70.0%	−$	7.00	$3.00	−63.0%	−18.0%
500.0	−60.0%	−$	6.00	$4.00	−50.6%	−13.2%
625.0	−50.0%	−$	5.00	$5.00	−38.3%	−9.2%
750.0	−40.0%	−$	4.00	$6.00	−26.0%	−5.8%
875.0	−30.0%	−$	3.00	$7.00	−13.6%	−2.9%
937.5	−25.0%	−$	2.50	$7.50	−7.4%	−1.5%
1000.0	−20.0%	−$	2.00	$8.00	−1.2%	−0.3%
1062.5	−15.0%	−$	1.50	$8.50	4.9%	1.0%
1125.0	−10.0%	−$	1.00	$9.00	11.1%	2.1%
1187.5	−5.0%	−$	0.50	$9.50	17.3%	3.2%
1218.8	−2.5%	−$	0.25	$9.75	20.4%	3.8%
1250.0	0.0%		$0.00	$10.00	23.5%	4.3%
1312.5	5.0%		$0.48	$10.48	29.3%	5.3%
1375.0	10.0%		$0.95	$10.95	35.2%	6.2%
1437.5	15.0%		$1.43	$11.43	41.0%	7.1%
1500.0	20.0%		$1.90	$11.90	46.9%	8.0%
1562.5	25.0%		$2.38	$12.38	52.8%	8.9%
1625.0	30.0%		$2.85	$12.85	58.6%	9.7%
1750.0	40.0%		$3.80	$13.80	70.4%	11.2%
1875.0	50.0%		$4.75	$14.75	82.1%	12.7%
2000.0	60.0%		$5.70	$15.70	93.8%	14.2%
2125.0	70.0%		$6.65	$16.65	105.6%	15.5%
2250.0	80.0%		$7.60	$17.60	117.3%	16.8%

(1)	If the Ending Value is greater than the Starting Value, the Security Return Amount = $10 × Index Return × Participation Rate.

If the Ending Value is less than or equal to the Starting Value, the Security Return Amount = $10 × Index Return.

(2)	Security Payment = $10.00 + Security Return Amount.

(3)	Compounded annually.

The examples above are for purposes of illustration only. The actual Security Payment will depend on the actual Security Return Amount, which, in turn, will depend on the actual Starting Value, Ending Value and Participation Rate.

Redemption at the Option of the Holder; Defeasance

The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying base prospectus under “Description of Debt Securities — Defeasance.”

Acceleration of Maturity Date and Events of Default

If at any time an acceleration event occurs as described under “Description of the Certificates — Acceleration of Maturity Date; Enforcement of Right,” the Security Payment with respect to each Security will become immediately due and payable, and Citigroup Funding will pay the accelerated Security Payment to the holders of the Securities as soon as practicable following the occurrence of the acceleration event (whether or not the Securities are declared due and payable). In case an Event of Default (as defined in the accompanying base prospectus) other than an acceleration event described under “Description of the Certificates — Acceleration of Maturity Date; Enforcement of Right” with respect to any Security shall have occurred and be continuing, the indenture trustee and the holders of the Securities may declare the Securities due and payable as described in the accompanying base prospectus. The amount due and payable upon any acceleration of the Securities will be determined by the calculation agent and will equal, for each Security, the payment at maturity of the Securities, calculated as though the maturity of the Securities were the date of the occurrence of the acceleration event. See “— Payment at Maturity of the Securities” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the beneficial owner of a Security will not be permitted to make a claim for unmatured interest and, therefore, the claim of the beneficial owner of a Security against the entity that becomes subject to a bankruptcy proceeding will be capped at the payment at maturity of the Securities, calculated as though the maturity date of the Securities were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Securities, the Securities will bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 6.25% per annum on the unpaid amount.

Paying Agent, Trustee, Calculation Agent and CUSIP

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC. The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee under an indenture dated as of June 1, 2005, will serve as indenture trustee for the Securities. Citigroup Global Markets will serve as calculation agent. Please refer to “Description of the Certificates — Calculation Agent” for more information on the calculation agent.

The CUSIP number for the Securities is 17313G 233.

DESCRIPTION OF THE EQUITY INDEX WARRANTS

Citigroup Funding is also by this offering document offering its Equity Index Warrants Linked to the MSCI World® Index due December 20, 2013 (the “Warrants”). The description in this offering document of the particular terms of the Warrants supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered securities set forth in the accompanying prospectus supplement and base prospectus relating to the Warrants.

General

The Warrants are a series of index warrants issued by Citigroup Funding under a warrant agreement described in the accompanying prospectus supplement and base prospectus relating to the Warrants. Citigroup Funding will issue 3,275,100 Warrants, 100 of which will be issued in connection with the Trust’s issuance of its common securities, at an aggregate offering price of $8,023,995. The Warrants will be automatically exercised on December 20, 2013, the maturity date of the Certificates, and are not exercisable prior to that time. Any payments due on the Warrants are fully and unconditionally guaranteed by Citigroup Inc. The Warrants will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup Inc. guarantee, any payments due under the Warrants will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. Each Warrant will have a notional amount of $10 and the Trust will purchase all of the Warrants from Citigroup Funding on the date on which the Certificates are issued, at a price of $2.45 per Warrant.

Upon exercise, the Warrants pay an amount that will depend on the percentage increase or decrease in the Ending Value of the MSCI World® Index from its Starting Value. If the Ending Value of the MSCI World® Index is greater than or equal to its Starting Value, the Warrants will pay zero. If the Ending Value of the MSCI World® Index is less than its Starting Value, the payment on the Warrants will be inversely linked to the percentage decrease in the Ending Value of the index from its Starting Value. As a result, if you choose to exercise your exchange right, dispose of the Securities and hold only the Warrants, you will lose the benefit of principal protection at maturity.

You should refer to the accompanying prospectus supplement and base prospectus relating to the Warrants for a detailed summary of additional provisions of the Warrants and of the warrant agreement under which the Warrants will be issued.

Periodic Payments

Citigroup Funding will not make any periodic payments of interest or any other payments on the Warrants until the Warrants are automatically exercised at maturity. You will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the MSCI World® Index.

Payment Upon Exercise of the Warrants

The Warrants will be automatically exercised on December 20, 2013, and are not exercisable prior to that date, subject to acceleration to an earlier exercise date upon the occurrence of an acceleration event. See “— Acceleration of Exercise Date” below. Upon exercise, each Warrant will pay a Warrant Payment equal to the product of (a) $10 and (b) the Warrant Index Return, provided that the Warrant Payment will not be less than zero.

The Warrant Index Return, which is presented in this offering document as a percentage, will equal the following fraction:
Starting Value – Ending Value
Starting Value

The “Starting Value” equals 871.64, which was the closing value of the MSCI World® Index on the Pricing Date.

The “Ending Value” will be the closing value of the MSCI World® Index on the Valuation Date.

The “Pricing Date” means the date of this offering document and the date on which the Certificates were priced for initial sale to the public.

The “Valuation Date” will be the third Index Business Day before the maturity date of the Certificates.

If the closing value of the MSCI World® Index is not available on any Index Business Day because of a Market Disruption Event or otherwise, the value of the MSCI World® Index for that Index Business Day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the MSCI World® Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the MSCI World® Index by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Index Business Day prior to maturity. You should refer to “Description of the Certificates — Supplemental Distribution Amount” in this offering document for the definition of “Index Business Day” and “Market Disruption Event.” You should also refer to “Description of the Certificates — Discontinuance of the MSCI World® Index” and “— Alteration of Method of Calculation” in this offering document for more information on the determination of the value of the MSCI World® Index when the index is discontinued or the method of calculation is altered.

Warrant Payment — Hypothetical Examples

The Warrant Index Return and, therefore, the Warrant Payment, is dependent on the Ending Value of the MSCI World® Index. Because the value of the MSCI World® Index may be subject to significant variations over the term of the Warrants, it is not possible to present a chart or table illustrating a complete range of possible payments upon exercise of the Warrants. The examples of hypothetical Warrant Payments set forth below are intended to illustrate the effect of different Ending Values of the MSCI World® Index payable on the Warrants upon exercise. All of the hypothetical examples assume the following:

•	Investment in the Warrants: $1.90;

•	Starting Value of the MSCI World® Index: 1,250.0;

•	Term of the Warrants: 5 years; and

•	The Warrant Payment cannot equal less than zero.

Hypothetical
Ending Value			Hypothetical	Hypothetical Total
of the MSCI	Hypothetical	Hypothetical Warrant	Warrant	Return on the	Hypothetical Annualized
World® Index	Index Return	Index Return	Payment(1)	Warrants	Return on the Warrants(2)
375.0	–70.0%	70.0%	$7.00	268.4%	29.8%
500.0	–60.0%	60.0%	$6.00	215.8%	25.9%
625.0	–50.0%	50.0%	$5.00	163.2%	21.4%
750.0	–40.0%	40.0%	$4.00	110.5%	16.1%
875.0	–30.0%	30.0%	$3.00	57.9%	9.6%
937.5	–25.0%	25.0%	$2.50	31.6%	5.6%
1000.0	–20.0%	20.0%	$2.00	5.3%	1.0%
1062.5	–15.0%	15.0%	$1.50	–21.1%	–4.6%
1125.0	–10.0%	10.0%	$1.00	–47.4%	–12.1%
1187.5	–5.0%	5.0%	$0.50	–73.7%	–23.4%
1218.8	–2.5%	2.5%	$0.25	–86.8%	–33.3%
1250.0	0.0%	0.0%	$0.00	–100.0%	–100.0%
1312.5	5.0%	–5.0%	$0.00	–100.0%	–100.0%
1375.0	10.0%	–10.0%	$0.00	–100.0%	–100.0%
1437.5	15.0%	–15.0%	$0.00	–100.0%	–100.0%
1500.0	20.0%	–20.0%	$0.00	–100.0%	–100.0%
1562.5	25.0%	–25.0%	$0.00	–100.0%	–100.0%
1625.0	30.0%	–30.0%	$0.00	–100.0%	–100.0%
1750.0	40.0%	–40.0%	$0.00	–100.0%	–100.0%
1875.0	50.0%	–50.0%	$0.00	–100.0%	–100.0%
2000.0	60.0%	–60.0%	$0.00	–100.0%	–100.0%
2125.0	70.0%	–70.0%	$0.00	–100.0%	–100.0%
2250.0	80.0%	–80.0%	$0.00	–100.0%	–100.0%

(1)	Warrant Payment = $10.00 × Warrant Index Return, provided that the Warrant Payment will not be less than zero.

(2)	Compounded annually.

The examples above are for purposes of illustration only. The actual Warrant Payment will depend on the actual Starting Value and Ending Value.

Acceleration of Exercise Date and Events of Default

If at any time an acceleration event occurs as described under “Description of the Certificates — Acceleration of Maturity Date; Enforcement of Right,” the Warrants will be automatically exercised, and Citigroup Funding will pay the accelerated Warrant Payment to the holders of the Warrants as soon as practicable following the occurrence of the acceleration event. The amount due and payable upon any acceleration of the Warrants will be determined by the calculation agent and will equal, for each Warrant, the payment upon exercise of the Warrants, calculated as though the exercise date of the Warrants were the date of the occurrence of the acceleration event. See “— Payment Upon Exercise of the Warrants” above.

In case of default in payment upon exercise of the Warrants, the Warrants will bear interest, payable upon demand of the beneficial owners of the Warrants in accordance with the terms of the Warrants, from and after the exercise date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 6.25% per annum on the unpaid amount.

Warrant Agent, Paying Agent, Trustee, Calculation Agent and CUSIP

U.S. Bank National Association will serve as paying agent and registrar for the Warrants and will also hold the global security representing the Warrants as custodian for DTC. U.S. Bank National Association, as warrant agent under a warrant agreement dated as of November 22, 2006, will serve as warrant agent for the Warrants. Citigroup Global Markets will serve as calculation agent. Please refer to “Description of the Certificates — Calculation Agent” for more information on the calculation agent.

The CUSIP number for the Warrants is 17313G 225.

Covenants

Limitations on Liens.  The warrant agreement provides that Citigroup Inc. will not, and will not permit any subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock (as defined below) of any Significant Subsidiary (as defined below), whether such Voting Stock is owned or later acquired, without effectively providing that the Warrants and, at Citigroup Inc.’s option, any other senior indebtedness ranking equally and ratably with the Warrants, shall be secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary, including any renewals or extensions of such secured indebtedness (Warrant Agreement, Section 8.04).

“Significant Subsidiary” means any Subsidiary (as defined below), including its Subsidiaries:

•	that has investments of and advances from Citigroup Inc. and its other subsidiaries exceeding 10% of the total consolidated assets of Citigroup Inc. and such other subsidiaries as of the end of the most recently completed fiscal year;

•	of which Citigroup Inc.’s and its other subsidiaries’ proportionate share of total assets (after intercompany elimination) exceeds 10% of the total consolidated assets of Citigroup Inc. and such other subsidiaries as of the end of the most recently completed fiscal year; or

•	of which Citigroup Inc.’s and its other subsidiaries’ equity in the income from continuing operations exceeds 10% of such consolidated income of Citigroup Inc. and such other subsidiaries for the most recently completed fiscal year.

“Subsidiary” means any corporation of which securities entitled to elect at least a majority of the corporation’s directors shall at the time be owned, directly or indirectly, by Citigroup Inc., and/or one or more Subsidiaries, except securities entitled to vote for directors only upon the happening of a contingency.

“Voting Stock” means capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (Warrant Agreement, Sections 1.01 and 8.04).

Limitations on Mergers and Sales of Assets.  The warrant agreement provides that neither Citigroup Funding nor Citigroup Inc. will merge or consolidate with another corporation or sell other than for cash or lease all or substantially all their assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

•	the successor corporation, if other than Citigroup Funding or Citigroup Inc., as applicable, expressly assumes by supplemental warrant agreement the obligations of Citigroup Funding or Citigroup Inc., as applicable, under the warrant agreement; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the warrant agreement (Warrant Agreement, Sections 5.01 and 8.05).

Other than the restrictions described above, the warrant agreement does not contain any covenants or provisions that would protect holders of the Warrants in the event of a highly leveraged transaction.

Modification of the Warrant Agreement

The warrant agreement modifies the modification provisions of the form of index warrant agreement described in the accompanying base prospectus as follows: Citigroup Inc., Citigroup Funding and the warrant agent may, with the consent of the holders of not less than a majority of the then outstanding Warrants, increase the amount to be paid to the holder upon exercise of a Warrant.

DESCRIPTION OF THE CERTIFICATE GUARANTEE

Set forth below is a summary of information concerning the full and unconditional guarantee, which we refer to as the Certificate Guarantee, that will be executed and delivered by each of Citigroup Funding and Citigroup Inc. for the benefit of the holders of the Certificates. The Certificate Guarantee will be qualified as an indenture under the Trust Indenture Act. U.S. Bank National Association will act as guarantee trustee under the Certificate Guarantee. The terms of the Certificate Guarantee will be those set forth in the Certificate Guarantee and those made part of the Certificate Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Certificate Guarantee, which is filed as an exhibit to the registration statement of which this offering document forms a part, and the Trust Indenture Act. The Certificate Guarantee will be held by the guarantee trustee for the benefit of the holders of the Certificates.

You should refer to the accompanying prospectus supplements and base prospectus for a discussion of the Citigroup Inc. guarantee relating to each of the Securities and the Warrants.

General

Under the Certificate Guarantee, Citigroup Funding will fully and unconditionally agree to pay in full to the holders of the Certificates, except to the extent paid by the Trust, as and when due, regardless of any defense, right of set off or counterclaim which the Trust may have or assert, the following payments:

•	any maturity payment that is required to be made in respect of the Certificates, to the extent the Trust has funds legally available for this payment,

•	any accelerated maturity payment that is required to be made in respect of the Certificates, to the extent the Trust has funds legally available for this payment, and

•	any other remaining assets of the Trust upon liquidation of the Trust.

Citigroup Funding’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Citigroup Funding to the holders of the Certificates or by causing the Trust to pay such amounts to such holders.

In addition, under the Certificate Guarantee, Citigroup Inc. will fully and unconditionally guarantee Citigroup Funding’s guarantee obligations to the same extent as Citigroup Funding guarantees the Trust’s payment obligations under the Certificates. If for any reason Citigroup Funding does not make any required guarantee payment when due, either by direct payment of the required amounts to the holders of the Certificates or by causing the Trust to pay such amounts to such holders, Citigroup Inc. will cause such guarantee payment to be made at the same address at which Citigroup Funding is obligated to make such guarantee payment. The holders of the Certificates will be entitled to payment under the Certificate Guarantee without taking any action whatsoever against the Trust or Citigroup Funding, as the case may be. Each of Citigroup Funding’s and Citigroup Inc.’s obligations under its guarantee are unconditional, irrespective of any (i) extension, amendment, modification or renewal of any required payment; (ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to the Trust or Citigroup Funding, as the case may be, pursuant to any applicable law or statute.

The Certificate Guarantee will be a guarantee with respect to the Certificates from the time of issuance of the Certificates but will not apply to any maturity payment or accelerated maturity payment, or to payments upon the dissolution, winding-up or termination of the Trust, except to the extent the Trust has funds legally available for these payments. If Citigroup Funding or Citigroup Inc. does not pay the aggregate Security Payment or Warrant Payment or the aggregate accelerated Security Payment or Warrant Payment, as the case may be, to the Trust upon maturity or exercise of the Securities or Warrants, as applicable, including maturity or exercise as a result of the occurrence of an acceleration event, the Trust will not have funds available to pay the maturity payment or accelerated maturity payment to holders of the Certificates. The Certificate Guarantee, when taken together with Citigroup Funding’s obligations under the Securities and the Warrants, Citigroup Inc.’s guarantee of each of the Securities and the Warrants, the related indenture, the related warrant agreement, the amended and restated

declaration of trust, and Citigroup Funding’s and Citigroup Inc.’s obligations to pay all fees, costs, expenses, debts and liabilities of the Trust, other than with respect to Trust Securities, will provide a full and unconditional guarantee by each of Citigroup Funding and Citigroup Inc. of the Trust’s obligations under the Certificates.

Modifications of the Certificate Guarantee; Assignment

Except with respect to any changes that do not adversely affect the rights of holders of the Certificates, in which case no vote will be required, the Certificate Guarantee may be amended only with the prior approval of the holders of a majority of the outstanding Certificates. All guarantees and agreements contained in the Certificate Guarantee will bind the successors, assignees, receivers, trustees and representatives of Citigroup Funding and Citigroup Inc. and shall inure to the benefit of the holders of the Certificates then outstanding.

Certificate Guarantee Enforcement Events

An enforcement event under the Certificate Guarantee will occur upon the failure of Citigroup Funding or Citigroup Inc., as applicable, to perform any of their respective payment or other obligations thereunder. The holders of a majority of the Certificates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the Certificate Guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the Certificate Guarantee. If the guarantee trustee fails to enforce the guarantee trustee’s rights under the Certificate Guarantee, any holder of the Certificates may directly institute a legal proceeding against Citigroup Funding or Citigroup Inc., as applicable, to enforce the guarantee trustee’s rights under the Certificate Guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. A holder of the Certificates may also directly institute a legal proceeding against Citigroup Funding or Citigroup Inc., as applicable, to enforce such holder’s right to receive payment under the Certificate Guarantee without first directing the guarantee trustee to enforce the terms of the Certificate Guarantee or instituting a legal proceeding against the Trust or any other person or entity.

Citigroup Funding and Citigroup Inc. will be required to provide annually to the guarantee trustee a statement as to the performance by Citigroup Funding and Citigroup Inc. of certain of their obligations under the Certificate Guarantee and as to any default in such performance.

Information Concerning the Guarantee Trustee

The guarantee trustee, prior to the occurrence of a default with respect to the Certificate Guarantee and after the curing of all defaults that may have occurred, undertakes to perform only the duties that are specifically set forth in the Certificate Guarantee. If any default occurs with respect to the Certificate Guarantee that has not been cured or waived and the guarantee trustee has actual knowledge of it, the guarantee trustee will exercise its rights and powers under the Certificate Guarantee, and use the same degree of care and skill in the exercise of such rights and powers as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the Certificate Guarantee at the request of any holder of the Certificates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Certificate Guarantee

The Certificate Guarantee will terminate as to the Certificates upon full payment to the holders of the Certificates of

•	the maturity payment,

•	the accelerated maturity payment, or

•	the amounts payable in accordance with the amended and restated declaration of trust upon liquidation of the Trust.

The Certificate Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Certificates must restore payment of any sum paid under the Certificates or the Certificate Guarantee.

Status of the Certificate Guarantee

The Certificate Guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against either Citigroup Funding or Citigroup Inc. to enforce its rights under the Certificate Guarantee without first instituting a legal proceeding against any other person or entity.

Governing Law

The Certificate Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF THE MSCI WORLD® INDEX

General

The MSCI World® Index is published by MSCI and is a free float-adjusted market capitalization stock index that is designed to measure global developed market equity performance. As of October 3, 2008, the MSCI World Index consisted of component securities from the following 23 developed market country indices in North America, Europe and the Asia/Pacific Region: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.

THE MSCI WORLD® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT AND THEREFORE THE RETURN ON THE CERTIFICATES, THE SECURITIES AND THE WARRANTS WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Constructing the MSCI World® Index

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

•	Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are:

•	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization.

•	Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

•	DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

•	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

•	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Maintenance of the MSCI World® Index

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

1.	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	Updating the indices on the basis of a fully refreshed Equity Universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

2.	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

3.	Ongoing event-related changes.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Historical Data on the MSCI World® Index

The following table sets forth the closing value of the MSCI World® Index on the last Index Business Day of each month in the period from January 2003 through September 2008. These historical data on the MSCI World® Index are not indicative of the future performance of the MSCI World® Index or what the market value of the Certificates, the Securities or the Warrants may be. Any historical upward or downward trend in the value of the MSCI World® Index during any period set forth below is not an indication that the MSCI World® Index is more or less likely to increase or decrease at any time during the term of the Certificates, the Securities or the Warrants.

	2003	2004	2005	2006	2007	2008

January	767.48	1052.29	1142.35	1313.21	1500.23	1466.35
February	752.86	1068.65	1176.70	1309.45	1490.44	1455.56
March	748.63	1059.16	1151.18	1335.07	1514.18	1437.40
April	813.30	1035.66	1123.64	1373.38	1577.86	1508.99
May	857.65	1042.63	1140.68	1322.25	1616.87	1525.73
June	871.07	1062.51	1148.81	1319.93	1602.36	1402.13
July	887.78	1026.99	1188.16	1327.23	1565.81	1366.70
August	905.32	1029.63	1194.81	1358.87	1561.59	1344.86
September	909.64	1047.86	1224.31	1373.37	1633.58	1182.44
October	962.71	1072.70	1193.88	1422.93	1682.35
November	976.02	1127.34	1231.41	1455.17	1610.94
December	1036.32	1169.34	1257.78	1483.58	1588.80

The closing value of the MSCI World® Index on October 24, 2008 was 871.64.

The following graph illustrates the historical performance of the MSCI World® Index based on the closing value thereof at the end of each Index Business Day from January 2, 2003 through October 24, 2008. Past movements of the index are not indicative of future index values.

License Agreement

MSCI and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by MSCI in connection with certain financial instruments, including the Certificates, the Securities and the Warrants.

The license agreement between MSCI and Citigroup Global Markets provides that the following language must be stated in this offering document:

“The Certificates, the Securities and the Warrants are not sponsored, endorsed, sold or promoted by MSCI Inc. (“MSCI”), any affiliate of MSCI or any other party involved in, or related to, making or compiling any MSCI Index. The MSCI indexes are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Citigroup Funding. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling any MSCI index makes any representation or warranty, express or implied, to the owners of the Certificates, the Securities or the Warrants or any member of the public regarding the advisability of investing in financial securities generally or in the Certificates, the Securities and the Warrants particularly or the ability of any MSCI Index to track corresponding stock market performance. MSCI or its affiliates are the licensors of certain trademarks, service marks and trade names and of the MSCI Indexes which are determined, composed and calculated by MSCI without regard to the Certificates, the Securities and the Warrants or the issuer or owner of the Certificates, the Securities and the Warrants. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling any MSCI index has any obligation to take the needs of the issuers or owners of the Certificates, the Securities and the Warrants into consideration in determining, composing or calculating the MSCI Indexes. Neither MSCI, its affiliates nor any other party involved in, or related to, making or compiling any MSCI index is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Certificates, the Securities and the Warrants to be issued or in the determination or calculation of the equation by which the Certificates, the Securities and the Warrants is redeemable for cash. Neither MSCI, any of its affiliates nor any other party involved in, or related to, the making or compiling of any MSCI index has any obligation or liability to the owners of the Certificates, the Securities and the Warrants in connection with the administration, marketing or offering of the Certificates, the Securities and the Warrants.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, CITIGROUP FUNDING’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE CERTIFICATES, THE SECURITIES OR THE WARRANTS, OWNERS OF THE CERTIFICATES, THE SECURITIES OR THE WARRANTS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING OF ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Certificates, the Securities or the Warrants, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the principal U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of the Certificates. Unless otherwise specifically indicated, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Certificates (a “U.S. Holder”). All references to “holders” (including U.S. Holders) in this section are to beneficial owners of the Certificates. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the Certificates by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the Certificates as part of a position in a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, who hold other stocks or securities reflecting positions in the MSCI World® Index or investment portfolios that include shares of any of the companies included in the MSCI World® Index, or who acquire Certificates within 30 days of selling such positions or shares, (iii) persons whose functional currency is not the United States dollar, (iv) persons that do not hold the Certificates as capital assets or (v) persons that did not purchase the Certificates in the initial offering.

This summary is based on United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this offering document, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

The following discussion assumes that none of the companies included in the MSCI World® Index is or will become at any time during the term of the Certificates, a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Certificates would differ significantly from the consequences described below.

The discussion below contains certain statements regarding the advisability of the “identified straddle” election. These statements are of a general nature and are not addressed to any taxpayer’s particular circumstances. A PROSPECTIVE INVESTOR IN THE CERTIFICATES SHOULD CONSULT ITS OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE CERTIFICATES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Tax Status of the Trust

The Trust will be treated as a grantor trust owned solely by the present and future holders of Certificates for U.S. federal income tax purposes, and accordingly, income received by the Trust will be treated as income of the holders of the Certificates in the manner set forth below.

Characterization of Trust Assets

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of the Securities and the Warrants. Pursuant to the amended and restated declaration of trust of the Trust, every holder of the Certificates, the Trust and Citigroup Funding agrees to characterize and treat for U.S. federal income tax purposes, in the absence of an administrative determination or judicial ruling to the contrary, (i) the Security and the Warrant as two separate financial instruments; (ii) each Security as a cash-settled variable prepaid forward contract with respect to the MSCI World® Index under which at the time of issuance of the Certificates, you pay Citigroup Funding, with respect to the Security, the amount set forth on the cover page of this offering document as the offering price for the Security (the “issue price”) in consideration for Citigroup Funding’s obligation to deliver to you at maturity of the Security a cash amount equal to $10 plus a Security Return Amount (which may be positive, zero, or negative) based upon the performance of the MSCI World® Index, in full satisfaction of its obligation under such forward contract; and (iii) each Warrant as a cash-settled put option with respect to the MSCI World® Index under which at the time of issuance of the Certificates, with respect to the Warrant, you pay Citigroup Funding the amount set forth on the cover page of this offering document as the offering price for the Warrant (the “option premium”) in consideration for the right to sell to Citigroup Funding at expiration of the Warrant, for a cash amount equal to $10, a notional position in the MSCI World® Index with an initial value of $10.

The Trust and Citigroup Funding will report to you and to the Internal Revenue Service (“IRS”) the payments under the Securities and the Warrants according to this agreed-to characterization and treatment. Unless explicitly stated otherwise, based on the agreement above and certain representations made by Citigroup Funding with respect to the Securities and the Warrants, the remainder of this section “Certain United States Federal Income Tax Considerations” assumes that you will be treated as the owner of your pro rata portion of two separate financial instruments consisting of the Security and the Warrant, rather than as the owner of a single financial instrument. Prospective investors in the Certificates should be aware, however, that no ruling is being requested from the IRS with respect to the Securities and the Warrants and the IRS might take a different view as to the proper characterization of the Securities or of the Warrants and of the U.S. federal income tax consequences to a holder thereof. As discussed below, alternative treatments of the Certificates could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis and to treat any gain as ordinary income.

Tax Basis in the Securities and the Warrants

In order to determine your tax basis in the Securities and the Warrants, you should allocate the purchase price paid for your Certificates between your pro rata portion of the Securities and the Warrants, in proportion to the fair market values thereof. Your initial tax basis in a Security generally will equal the issue price of $7.55, and your initial tax basis in a Warrant will equal the option premium of $2.45.

Overview

Your tax treatment may differ significantly depending on whether you hold a Security and a Warrant together as a Certificate or whether you exchange your Certificate for your pro rata portion of the assets of the Trust and hold a Security or Warrant separately, without holding the other. In addition, your tax treatment will depend on the application of the straddle rules described in more detail under “— Taxation of Certificates — Straddle Rules.” Unless specified otherwise, the discussion below assumes that the straddle rules will apply to the Securities and the Warrants throughout the term of the Certificates. Furthermore, your tax treatment may depend on the “identified straddle” election discussed in more detail below. Unless otherwise specified, the discussion below assumes that the identified straddle election described in more detail under “— Taxation of Certificates — Straddle Rules — Treatment of Losses; Identified Straddle Election,” below, will apply.

As discussed in more detail below, in general the tax treatment of your investment in the Securities and the Warrants will be as follows:

Any gain you realize with respect to the Certificates (such as at maturity or upon sale) will be short-term capital gain, unless you take the steps described in the next italicized paragraph below.

•	If you hold Certificates at maturity or if you sell all of your Certificates prior to maturity, you will recognize net capital gain or loss at maturity or upon sale, as applicable, equal to the difference between the amount of cash received and the amount you paid for the Certificates. Your capital gain or loss will be short-term gain or loss regardless of how long you have held the Certificates.

You will recognize long-term capital gain, if any, only if you exchange Certificates for a pro rata portion of the Warrants and Securities and dispose of either the Warrants or the Securities and continue to hold the other for more than one year. You should be aware, however, that if you hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity.

•	If you dispose of the Warrants and continue to hold the Securities, you will recognize short-term capital gain on the disposition of the Warrants if the amount realized exceeds the option premium. You will have capital gain or loss on the subsequent sale or other taxable disposition of the Securities, which will be long-term gain or loss only if you continue to hold the Securities for more than one year after your disposition of the Warrants.

•	If you dispose of the Securities and continue to hold the Warrants, you will recognize short-term capital gain on disposition of the Securities if the amount realized exceeds the issue price. You will have capital gain or loss on the subsequent sale or other taxable disposition of the Warrants, which will be long-term gain or loss only if you continue to hold the Warrants for more than one year after your disposition of the Securities.

Taxation of Certificates

Maturity, Sale, Exchange or Other Taxable Disposition of Certificates

The maturity, sale or exchange of the Certificates will be treated as a taxable disposition of the Securities and of the Warrants. Accordingly, if you dispose of all of your Certificates, you generally will recognize net capital gain or loss equal to the difference between the amount realized and the amount you paid for the Certificates. As described below under “— Taxation of Certificates — Straddle Rules — Holding Period,” your capital gain or loss will be short-term gain or loss regardless of how long you have held the Certificates at the time of maturity or disposition. For discussion of the treatment of a partial sale or other taxable disposition of Certificates, see below under “— Taxation of Certificates — Straddle Rules — Treatment of Losses; Identified Straddle Election.”

Straddle Rules

In General.  As described above, the maturity, sale or exchange of all or part of your Certificates will be treated as a taxable disposition of the Securities and Warrants relating to those Certificates. In that event, you may realize gain on the Securities and a loss on the Warrants, or vice versa. As described below, special U.S. federal income tax “straddle” rules apply when taxpayers realize gains and losses from offsetting positions in actively traded personal property.

A Security and a Warrant will constitute a straddle at the issuance of the Certificates, because your risk of loss from holding the Security is substantially diminished at that time by your ownership of the Warrant. The remainder of this section “Certain United States Federal Income Tax Considerations” assumes that the Securities and the Warrants will be subject to the straddle rules throughout the term of the Certificates. As a result, special loss rules, holding period rules, and expense capitalization rules will apply to the Securities and the Warrants, as described immediately below. You should consult your own tax advisors if you own any other stocks or securities reflecting positions in the MSCI World® Index or investment portfolios that include shares of any of the companies included in the indices comprising the MSCI World® Index.

Treatment of Losses; Identified Straddle Election.  Under the general straddle rules, you would be permitted to take into account a loss recognized on a position in the straddle only to the extent the loss exceeds any unrecognized gain at the end of a taxable year with respect to any offsetting position in the straddle (which could be the Certificates, Securities or Warrants) retained by you. As a result, if you sold, exchanged or otherwise disposed of a part, but not all of your Certificates, you might be required to pay tax on taxable gain in excess of your economic gain on the Certificates that you sold.

This general loss deferral rule will not apply, however, if each Security and each Warrant is identified as positions comprising a separate “identified straddle” (an “identified straddle” election), in the manner described in more detail below. Under the identified straddle election, if you realize a loss on the disposition of a Warrant held as part of an identified straddle and a gain on the Security held as part of the same identified straddle (or vice versa), the loss on the first instrument will be added to the basis of the second instrument. As a result, upon a disposition of your Certificates, your net capital gain or loss from that disposition will be equal to the difference between the amount realized and the amount you paid for the sold Certificates.

In order to make an “identified straddle” election, the positions in the straddle must be clearly identified on the taxpayer’s records as an identified straddle before the close of the day on which the straddle is acquired, subject to regulations. The Trust will make an identified straddle election on behalf of all holders of the Certificates by identifying on its records each Security and each Warrant as a separate identified straddle before the close of the day on which the Securities and Warrants are acquired. It is unclear, however, whether the identified straddle election made by the Trust on behalf of a holder will be effective. Therefore, it is generally advisable that you also identify each Security and each Warrant as a separate identified straddle in your records no later than the close of the day on which you acquire the Certificates.

To make the election, you must identify the Securities and the Warrants as an “identified straddle” in your records no later than the close of the day on which you acquire the Certificates. Certain aspects of the application of the identified straddle election are uncertain, including the manner in which an identified straddle election may be made. An identification statement is included in this offering document immediately following this section “Certain United States Federal Income Tax Considerations.” The identification statement may be sufficient to comply with the requirements for making an identified straddle election, if you keep the identification statement as part of your books and records. In addition, the broker through which you purchased your Certificates may provide a trade confirmation that identifies each Security and each Warrant as a separate identified straddle for purposes of the straddle rules and that provides that you agree to treat your positions in the Securities and the Warrants accordingly. In any case, you should keep the trade confirmation together with the identification statement as part of your books and records. You should consult your own tax advisors in determining how the identified straddle rules may apply to you. Except where otherwise stated, the remainder of this section “Certain United States Federal Income Tax Considerations” assumes that an identified straddle election will apply.

Holding Period.  Your holding period in any position that is part of a straddle (for example, the Securities) does not begin until after the date on which you dispose of all positions that offset that position (for example, the Warrants). Therefore, you will recognize short-term capital gain or loss on maturity or disposition of the Certificates regardless of how long you have held the Certificates.

Capitalization of Expenses.  You are required to capitalize any otherwise deductible interest or carrying charges incurred with respect to any position in a straddle by increasing your tax basis in the position, rather than deducting such amounts. The remainder of this section “Certain United States Federal Income Tax Considerations” assumes that you will not have any interest or carrying charges with respect to your Certificates.

Exchange of Certificates for a Pro Rata Portion of Securities and Warrants

In General

If you exchange the Certificates for a pro rata portion of the Securities and Warrants, you generally will not recognize gain or loss on the exchange. In order to exercise your exchange right, your account must be approved for options trading. You should consult with your financial advisor to determine whether your account would meet the options trading requirements.

You will not be required to accrue income or to take into account any gain or loss with respect to the Securities until maturity or disposition of the Securities.

The Warrants will not be listed on an exchange and therefore will not be subject to the section 1256 rules. Accordingly, you also will not be required to accrue income or to take into account any gain or loss with respect to the Warrants until maturity or disposition of the Warrants.

Disposition of Securities or Warrants

If you hold the Securities and Warrants to maturity, or dispose of Securities and Warrants that have been identified as part of an identified straddle at the same time, you generally will be taxed as described under “— Taxation of Certificates — Maturity, Sale, Exchange or Other Taxable Disposition of Certificates.” As described therein, any gain or loss that you recognize would be short-term capital gain or loss.

If you dispose of a Warrant and continue to hold the Security identified as part of the same identified straddle, you will realize capital gain or loss equal to the difference between the amount realized on disposition of the Warrant and the option premium you paid for the Warrant. Gain, if any, will be taxable in the year of disposition, and will be treated as short-term capital gain. Loss, if any, will be capitalized into the basis of the Security and will not be deductible until you sell or otherwise dispose of the Security. On later disposition of the Security, including on maturity of the Security, you will recognize capital gain or loss equal to the difference between the amount realized on disposition and your adjusted basis for the Security, which will equal the issue price of the Security plus any loss from the Warrant that was capitalized as described in the previous sentence. Gain or loss from disposition of the Security will be long-term gain or loss if you have held the Security for more than one year after disposing of the Warrant, and otherwise will be short-term gain or loss. The deductibility of capital losses is subject to limitations.

If you dispose of a Security and continue to hold the Warrant identified as part of the same identified straddle, you will realize capital gain or loss equal to the difference between the amount realized on disposition of the Security and the issue price for the Security. Gain, if any, will be taxable in the year of disposition, and will be treated as short-term capital gain. Loss, if any, will be capitalized into the basis of the Warrant and will not be deductible until you sell or otherwise dispose of the Warrant. On later disposition of the Warrant, including on maturity of the Warrant, you will recognize capital gain or loss equal to the difference between the amount realized on disposition and your adjusted basis for the Warrant, which will equal the option premium you paid for the Warrant plus any loss from the Security that was capitalized as described in the previous sentence. Gain or loss from disposition of the Warrant will be long-term gain or loss if you have held the Warrant for more than one year after disposing of the Security, and otherwise will be short-term gain or loss.

You should be aware that if you dispose of either the Security or the Warrant and hold only the Security or only the Warrant, you will lose the benefit of principal protection at maturity.

Possible Alternative Characterization

Due to the absence of authority as to the proper characterization of the Securities and Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, however, because you will be entitled to cash in an amount equal to or greater than the purchase price paid for the Securities and the Warrants if you hold the Certificates until maturity, the IRS could seek to analyze the federal income tax treatment of a Security and a Warrant as a single debt instrument with a term to maturity equal to the term to maturity of the Certificates, subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”).

The Contingent Payment Regulations are complex. Very generally, if they applied to the Securities and the Warrants, you would be required to accrue original issue discount every year at a “comparable yield” for Citigroup Funding, determined at the time of issuance of the Certificates. This original issue discount would be includible as ordinary interest income in your gross income over the term of the Certificates, although you will receive no payments on the Certificates before maturity. In addition, any gain realized on the sale, exchange or redemption of the Certificates would be treated as ordinary income. Any loss realized on such sale, exchange or redemption would be treated as an ordinary loss to the extent of your original issue discount inclusions with respect to the Certificates. Any loss realized in excess of such amount generally would be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments. As of the date on which the Certificates are issued for initial sale to the public, Citigroup Funding expects that, in general, investors in Certificates will be able to exercise their legal right to exchange their Certificates for a pro rata portion of the Warrants and Securities and to dispose of one separately from the other, without significant impediment. Moreover, investors who wish to obtain long-term capital gain treatment on maturity or disposition of the Securities will have an economic incentive to exchange their Certificates for a pro rata portion of the Warrants and Securities and dispose of the Warrants more than one year prior to maturity of Securities. Accordingly, Citigroup Funding believes that the Securities and the Warrants underlying the Certificates should be treated not as a single debt instrument, but as two separate financial instruments, as described above. No assurance can be provided that the IRS will agree with this position.

In addition, in an attempt to address issues with respect to the character and timing of income on financial instruments similar to the Securities, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Certificates and the Securities. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed below. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect. In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Securities and may include financial instruments similar to the Certificates) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Tax Shelter Reporting Rules

Treasury regulations require that a taxpayer report to the IRS transactions in which the taxpayer has sustained losses equal to or in excess of certain thresholds. This requirement is subject to a number of exceptions intended to eliminate many ordinary course transactions where taxpayers cannot manipulate the timing of losses. However, because you will hold the Securities and the Warrants in the form of a certificate in a trust and because the Securities and the Warrants constitute a straddle, the exceptions will not apply to losses on your investment in the Certificates or losses from the Securities or the Warrants. Accordingly, you generally will be required to report to the IRS any loss arising from your investment in the Certificates that equals or exceeds the loss threshold amount applicable to you. The loss threshold amounts are, in general, $2 million in any taxable year for an individual, partnership, S corporation, estate or trust, and $10 million in any taxable year for a corporation or a partnership with solely corporate investors. If you realize a loss from your investment in Certificates in more than one year, you may be required to combine those losses for reporting purposes, although the loss threshold amounts generally will be higher. You should consult your own tax advisors in determining whether the tax shelter reporting requirements apply to your transactions in the Securities and the Warrants and how to comply with such requirements.

Non-United States Holders

If you are a holder of the Certificates that is not a U.S. Holder, any gain realized upon the sale, maturity, exchange or other taxable disposition of the Certificates, the Securities, or the Warrants generally will not be subject to U.S. income and withholding tax, provided that:

(i)	you do not own, actively or constructively, 10% or more of the total combined voting power of all classes of the Citigroup Funding’s stock entitled to vote, and are not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership;

(ii)	you, as the beneficial owner of the Certificate certify on IRS Form W-8BEN (or successor form), under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements; and

(iii)	if you are an individual, you are not present in the United States for 183 days or more in the taxable year that contains the day of the disposition or if the gain is not attributable to a fixed place of business maintained by you in the United States.

In the Notice discussed above under “— Possible Alternative Characterization,” the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Certificates or the Securities.

Prospective investors that are not U.S. Holders should consult their own tax advisors in determining the tax consequences to them of an investment in the Certificates, including the application of U.S. federal, state, local, foreign or other tax laws, and the possible effects of changes in federal or other tax laws.

Estate Tax

If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the Certificates, the Securities or the Warrants may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Certificates.

Information Reporting and Backup Withholding

If you are a U.S. Holder, you may be subject to information reporting and to backup withholding on certain amounts paid to you unless you (i) are a corporation or come within certain other exempt categories and demonstrate this fact, or (ii) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against your federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS. If you are not a U.S. person, you generally will not be subject to backup withholding and information reporting with respect to the Certificates if you have provided Citigroup Funding with a properly completed IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, if you are a holder that is not subject to information reporting, you generally may request from the broker that holds your Certificates information separately identifying income items and expense items (if any) of the Trust.

Identification of Positions Forming a Straddle for Purposes of
Section 1092(a)(2) of the Internal Revenue Code.
(Keep with your trade confirmation)

Pursuant to Internal Revenue Code Section 1092, I hereby identify each Security and each Warrant purchased as part of Safety First Trust Series 2008-5 Principal-Protected Trust Certificates Linked to the MSCI World® Index due December 20, 2013 (the “Certificates”) as positions comprising a separate identified straddle within the meaning of Section 1092(a)(2). This identification incorporates by reference the description of the Securities and the Warrants set forth in the prospectus and pricing supplement dated October 24, 2008 for the Certificates under the headings “Description of the Equity Index Participation Securities” and “Description of the Equity Index Warrants.” The Securities and the Warrants were acquired on the date shown on the trade confirmation attached hereto.

UNDERWRITING

The terms and conditions stated in the terms agreement dated October 24 , which incorporates by reference the underwriting agreement basic provisions dated July 19, 2006, govern the sale and purchase of the Certificates. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets, as underwriter, has agreed to purchase from the Trust, and the Trust has agreed to sell to Citigroup Global Markets, Certificates.

The underwriting agreement provides that the obligation of Citigroup Global Markets to purchase the Certificates included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets is obligated to purchase all of the Certificates if it purchases any Certificates.

In view of the fact that the proceeds of the sale of the Certificates ultimately will be used by the Trust to purchase the Securities and the Warrants, the underwriting agreement provides that Citigroup Funding will pay to Citigroup Global Markets an underwriting discount of $0.325 per Certificate for the account of Citigroup Global Markets. Citigroup Global Markets proposes to offer some of the Certificates directly to the public at the public offering price set forth on the cover page of this offering document and some of the Certificates to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of $0.300 per Certificate. Citigroup Global Markets may allow, and these dealers may reallow, a concession of $0.300 per Certificate on sales to certain other dealers. Citigroup Global Markets will pay Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.300 per Certificate for each Certificate they sell. If all of the Certificates are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The underwriting agreement provides that the Trust, Citigroup Funding and Citigroup Inc. will indemnify Citigroup Global Markets against certain liabilities, including liabilities under the Securities Act, and will make certain contributions in respect thereof, or will contribute to payments that Citigroup Global Markets may be required to make in respect of any of those liabilities and will reimburse Citigroup Global Markets for certain legal and other expenses.

Prior to this offering, there has been no public market for the Certificates. Consequently, the initial public offering price for the Certificates was determined by negotiations among the Trust and Citigroup Global Markets. There can be no assurance, however, that the prices at which the Certificates will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets or that an active trading market in the Certificates will develop and continue after this offering.

Neither the Certificates, the Securities, nor the Warrants will be listed on any exchange. Citigroup Global Markets currently intends to make an over-the-counter market in the Certificates, but it is not obligated to do so.

In connection with the offering, Citigroup Global Markets, as the underwriter, may purchase and sell the Certificates, the Securities, the Warrants and the stocks included in the MSCI World® Index in the open market. These transactions may include covering transactions. Covering transactions involve purchases of the Certificates, the Securities or the Warrants in the open market after the distribution has been completed to cover short positions. These activities may have the effect of preventing or retarding a decline in the market price of the Certificates, the Securities or the Warrants. They may also cause the price of the Certificates, the Securities or the Warrants to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets commences any of these transactions, it may discontinue them at any time.

In order to hedge its obligations under the Securities and the Warrants, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. See “Use of Proceeds and Hedging Activities,” “Risk Factors — Risks Generally Relating to the Certificates, Securities and Warrants — The Market Value of the Certificates, Securities and Warrants May Be Affected by Purchases and Sales of the Stocks Included in the MSCI World® Index or Related Derivative Instruments by Affiliates of Citigroup Funding” and “— Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in this offering document.

We estimate that our total expenses for this offering will be $100,000.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2810 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority regarding direct participation programs. Citigroup Global Markets may not confirm sales to any discretionary account without the prior specific written approval of a customer.

This offering document may also be used by Citigroup Funding’s broker-dealer affiliates in connection with offers and sales of the Certificates, the Securities and the Warrants in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the Certificates, the Securities and the Warrants and any may discontinue any market-making at any time without notice, at its sole discretion.

WARNING TO INVESTORS IN HONG KONG ONLY:  The contents of this offering document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this offering document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Certificates, the Securities or the Warrants, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Certificates, Securities or Warrants which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY:  This offering document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this offering document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Certificates, the Securities or the Warrants may be circulated or distributed, nor may the Certificates, the Securities or the Warrants be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of the Securities and Futures Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Certificates, Securities or Warrants, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Certificates, the Securities or the Warrants under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)	the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of the Securities and Futures Act, or arises from an offer referred to in Section 275(1A) of the Securities and Futures Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of the Securities and Futures Act (in the case of a trust);

(ii)	no consideration is or will be given for the transfer; or

(iii)	the transfer is by operation of law.

ERISA MATTERS

Each purchaser of the Certificates, the Securities or the Warrants or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Certificates, the Securities or the Warrants through and including the date of disposition of such Certificates, Securities or Warrants that either:

(a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b) if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Certificates, the Securities or the Warrants or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Certificates, the Securities or the Warrants or (B) its acquisition and holding of the Certificates, Securities or the Warrants is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement relating to the Securities and the Warrants. Please also refer to the section “ERISA Matters” in the accompanying prospectus relating to the Securities and the Warrants.

LEGAL MATTERS

The validity of the Certificates and certain matters relating thereto will be passed upon for the Trust by Dorsey & Whitney LLP, as special Delaware counsel. Certain legal matters will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup Inc. in connection with the Certificates and Citigroup Inc.’s guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup Inc. and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP on the consolidated financial statements refers to changes in 2007 in Citigroup Inc.’s methods of accounting for fair value measurements, the fair value option for financial assets and financial liabilities, uncertainty in income taxes and cash flows relating to income taxes generated by a leverage lease transaction, and in 2006, in Citigroup Inc.’s methods of accounting for defined benefit pensions and other postretirement benefits, stock-based compensation, certain hybrid financial instruments and servicing of financial assets and in 2005, in Citigroup Inc.’s methods of accounting for conditional asset retirement obligations associated with operating leases.

You should rely only on the information contained or incorporated by reference in this prospectus and pricing supplement and accompanying prospectus supplements and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus and pricing supplement is accurate as of any date other than the date on the cover of this prospectus and pricing supplement.

Page

Prospectus and Pricing Supplement
Summary Information — Q&A	2
Risk Factors	10
Available Information	19
Forward-Looking Statements	20
Citigroup Inc.	20
Citigroup Funding Inc.	21
Use of Proceeds and Hedging Activities	22
Safety First Trust Series 2008-5	23
Description of the Certificates	25
Description of the Equity Index Participation Securities	39
Description of the Equity Index Warrants	42
Description of the Certificate Guarantee	46
Description of the MSCI World® Index	48
Certain United States Federal Income Tax Considerations	54
Underwriting	62
ERISA Matters	64
Legal Matters	65
Experts	65

Medium-Term Notes Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-6
Description of the Notes	S-7
Certain United States Federal Income Tax Considerations	S-33
Plan of Distribution	S-40
ERISA Matters	S-41

Index Warrant Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-6
Description of the Index Warrants	S-7
Certain United States Federal Income Tax Considerations	S-16
Plan of Distribution	S-18
ERISA Matters	S-19

Prospectus
Prospectus Summary	1
Forward-Looking Statements	6
Citigroup Inc.	6
Citigroup Funding Inc.	6
Use of Proceeds and Hedging	7
European Monetary Union	8
Description of Debt Securities	8
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Limitations on Issuances in Bearer Form	25
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29

Safety First Trust
Series 2008-5
3,275,000
Principal-Protected
Trust Certificates

Linked to the
MSCI World® Index
Due December 20, 2013
$10.00 per Certificate

Any Payments Due from
Safety First Trust Series 2008-5
Guaranteed by Citigroup Funding Inc.

Any Payments Due from
Citigroup Funding Inc.
Guaranteed by Citigroup Inc.

PROSPECTUS
October 24, 2008

Pricing Supplement
October 24, 2008
(Including Medium-Term Notes,
Series D, Prospectus Supplement
Dated April 13, 2006,
Index Warrants,
Series W-A, Prospectus Supplement
Dated November 22, 2006
and Prospectus
Dated March 10, 2006)